CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE
Joby Toyota Aero Manufacturing Preparation Company
STOCKHOLDERS AGREEMENT
DATED: June 29, 2026

Page

1.    Definitions; Construction    2
1.1    Definitions    2
1.2    Construction    11
2.    Representations and Warranties of Stockholders    12
2.1    Organization and Qualification    12
2.2    Authority    12
2.3    No Conflict    12
2.4    Governmental Consents and Approvals    13
2.5    Securities Representations    13
3.    Establishment of the Company; Effectiveness of Agreement    13
3.1    Establishment of the Company    13
3.2    Purpose of the Company    14
3.3    Business Plan    14
3.4    Compliance with Laws    14
4.    Capital Contributions    14
4.1    Initial Capital Contributions    14
4.2    Mandatory Capital Contributions; Defaults    15
5.    Governance    16
5.1    Stockholder Consent    16
5.2    Board of Directors    18
5.3    Officers    21
6.    Dividends    22
7.    Right of First Offer    22
8.    Restrictions on Transfer of Shares    24
8.1    Restrictions on Transfer    24
8.2    Legends    25
9.    Rights of First Refusal    26
9.1    Company Transfer Right of First Refusal    26
9.2    Transfer of Shares Right of First Refusal    27

(continued)
Page
10.    Other Agreements    28
10.1    Books and Records of the Company    28
10.2    Information Rights    29
10.3    Reserved    29
10.4    Secondment    30
10.5    Reserved    30
10.6    Required Governmental Approvals    30
10.7    Future Amendment and Agreements    30
10.8    Confidentiality    31
10.9    Waiver of Fiduciary Duties    32
10.10    Intellectual Property    33
10.11    Tax Matters    35
11.    Termination of Agreement    37
11.1    Termination Events    37
11.2    Effect of Termination    39
12.    Indemnification    39
12.1    Indemnification for Losses    39
12.2    Limitations    39
12.3    Procedures    40
13.    General Provisions    41
13.1    Governing Law; Submission to Jurisdiction    41
13.2    Dispute Resolution    41
13.3    Waiver of Jury Trial    42
13.4    Enforcement    42
13.5    No Third-Party Beneficiaries    42
13.6    Entire Agreement    42
13.7    Amendments and Waivers    43
13.8    Inconsistency    43
13.9    Good Faith Consultation    43
13.10    Assignment; Successors and Assigns    43

(continued)
Page
13.11    Fees and Expenses    43
13.12    Notices    43
13.13    Severability    45
13.14    No Presumption Against Drafting Party    45
13.15    Counterparts    45

Schedules and Exhibits
Exhibit A    Certificate of Incorporation
Exhibit B    Bylaws
Exhibit C    Form of Common Stock Purchase Agreement
Exhibit D    Form of Subscription Agreement
Exhibit E    Form of Board Resolutions Appointing Initial Officers
Schedule 1    Business Plan
Schedule 2    Initial Interests and Capital Contributions of Stockholders
Schedule 3    Principal Place of Business and Production Locations
Schedule 4    Funding Milestones and Contributions
Schedule 5    Initial Officers and Directors of the Company
Schedule 6    Future Matters to be Addressed

Joby Toyota Aero Manufacturing Preparation Company
STOCKHOLDERS AGREEMENT
This Stockholders Agreement (this “Agreement”) is made and entered into as of June 29, 2026, by and among Joby Toyota Aero Manufacturing Preparation Company, a Delaware corporation (the “Company”), Toyota Motor Corporation, a limited liability, joint-stock company incorporated under the laws of Japan (together with any successors thereto, “Toyota”), and Joby Aero, Inc., a Delaware corporation (together with any successors thereto, “Joby” and, together with Toyota and each of their Permitted Transferees, the “Stockholders”). The Company and the Stockholders are sometimes referred to herein collectively as the “Parties” and, each individually, as a “Party.”
RECITALS
WHEREAS, on the date of this Agreement, substantially simultaneously with the entry into this Agreement, the Stockholders have jointly incorporated the Company as a corporation under the Laws of the State of Delaware, the United States with a Certificate of Incorporation and Bylaws in the forms of Exhibit A and Exhibit B hereto, respectively;
WHEREAS, the Company is a joint venture established between Toyota and Joby for the purpose of being the manufacturer of the S4 Series (as defined below);
WHEREAS, substantially simultaneously with the entry into this Agreement each Stockholder has entered into that certain Common Stock Purchase Agreement substantially in the form of Exhibit C hereto with the Company, pursuant to which Toyota committed to purchase 1,020,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for an aggregate purchase price of one million twenty thousand dollars ($1,020,000) and Joby committed to purchase 980,000 shares of Common Stock for an aggregate purchase price of nine hundred eighty thousand dollars ($980,000) as set forth on Schedule 2 hereto and in the Purchase Agreement;
WHEREAS, pursuant to the Common Stock Purchase Agreement, the Stockholders will acquire all of the outstanding shares of Common Stock, constituting all of the outstanding shares of the Company’s capital stock; and
WHEREAS, the Parties desire to provide certain rights and obligations of the Stockholders and the Company with respect to the governance of the Company, the disposition of the Common Stock and certain other matters as hereinafter provided.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and mutual promises herein contained, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    Definitions; Construction.
1.1    Definitions. For purposes of this Agreement:
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlling” and “controlled” have meanings correlative to the foregoing; provided that (i) neither Toyota nor any of its Affiliates will be deemed to be Affiliates of Joby or any of its Affiliates, (ii) neither Joby nor any of its Affiliates will be deemed to be Affiliates of Toyota or any of its Affiliates for purposes of this Agreement and (iii) except as otherwise expressly provided herein, neither Joby nor Toyota nor their Affiliates will be deemed Affiliates of the Company for purposes of this Agreement. For the avoidance of doubt, the Company may be considered an Affiliate of Toyota for financial and accounting purposes.
“Agreement” has the meaning set forth in the preamble.
“Amended Stockholders Agreement” has the meaning set forth in Section 10.7(a).
“Antitrust Law” means any antitrust, competition or trade regulation laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.
“Asset Transfer” has the meaning set forth in Section 9.1(a).
“Associate Facility” has the meaning given in Federal Aviation Administration Order 8120.22A, effective January 11, 2016.
“Auditor” has the meaning set forth in Section 10.1.
“Background Intellectual Property” means Technology and the Intellectual Property Rights therein that are owned or in-licensed by a Party and either existed prior to the date of this Agreement or thereafter are acquired or independently developed by such Party, in each case, outside the scope of the activities contemplated by this Agreement.
“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Event” means with respect to any Person, (a) the filing of a petition seeking the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such petition shall remain undismissed within sixty (60) days of filing or immediately upon entry of such decree or order; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or any other similar relief shall be granted against such Person under any applicable federal, state or other law and such relief is not vacated within sixty (60) days, or the admission in writing by such Person of its inability to pay its debts generally as they become due.
“Board” means the Board of Directors of the Company.
“Breaching Party” has the meaning set forth in Section 11.1(f).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of California or Japan.
“Business Plan” has the meaning set forth in Section 3.3.
“Bylaws” means the bylaws of the Company, as they may be amended, restated or otherwise modified from time to time.
“Capital Contribution” means, with respect to any shares of Common Stock held by any Stockholder, the amount of cash and the Fair Market Value of any other property or assets deemed contributed by a Stockholder to the Company in respect of such shares of Common Stock.
“Capital Contribution Notice” means a written notice delivered by the Board which shall set forth (a) the aggregate amount of the Mandatory Capital Contributions to be contributed by the Stockholders, (b) the dollar amounts to be contributed by the Stockholders, (c) the number of shares of Common Stock to be issued to each Stockholder upon funding and (d) a description of the specific Funding Milestone that has been achieved.
“Certificate of Incorporation” means the certificate of incorporation of the Company, as it may be amended, restated or otherwise modified from time to time, and filed with the Secretary of State of the State of Delaware.
“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Filing” means the filing of a draft Joint Voluntary Notice in respect of the transactions contemplated by this Agreement, the Purchase Agreement and any other Related Agreements with CFIUS.
“Change of Control of the Company” means a transaction or series of related transactions: (a) in which any Person or group of related Persons that did not previously own or control greater than a fifty percent (50%) equity interest in the Company (but excluding Toyota, Joby or any of their respective Affiliates) obtains ownership, control or total voting power of greater than a fifty percent (50%) equity interest in the Company; or (b) in which the Company sells all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.
“Change of Control of a Stockholder” means a transaction or series of related transactions: (a) in which one or more related parties that did not previously own or control greater than a fifty percent (50%) equity interest in a Stockholder or any Parent Entity thereof obtains ownership, control or total voting power of greater than a fifty percent (50%) equity interest in such Stockholder or such Parent Entity of a Stockholder; or (b) in which a Stockholder or any Parent Entity thereof sells all or substantially all of its assets and those of its Subsidiaries, taken as a whole.
“Claim” means any and all claims, losses, liabilities, damages, fines, expenses and costs (including reasonable attorneys’ fees and court costs) resulting from any claim, suit or demand by any Person.
“Closing” has the meaning set forth in the Purchase Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Any reference to a Section of the Code shall include a reference to any successor provision thereto.
“Common Stock” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the preamble and shall include any successors thereto.
“Company Transfer Notice” has the meaning set forth in Section 9.1(b).
“Company Transfer Right of First Refusal” has the meaning set forth in Section 9.1(a).
“Competitor” means (i) any entity engaged in the development or manufacture of eVTOLs designed specifically for passenger air mobility and transport of people or goods, as a material portion of its and its Affiliates’ business, excluding, for clarity, Joby, Toyota and any of their Affiliates, and (ii) such other entities that the Parties negotiate in good faith and mutually agree should be deemed competitors pursuant to an executed amendment to this Agreement.
“Confidential Information” has the meaning set forth in Section 10.8(a).
“Conflict” has the meaning set forth in Section 5.2(e).

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.
“Designating Party” has the meaning set forth in Section 5.2(c).
“DGCL” means the Delaware General Corporation Law.
“Dispute” means any disagreement between the Parties concerning or in any way arising out of or relating to this Agreement whether or not the disagreement gives rise to a right to terminate this Agreement, and includes any disagreement concerning: (i) the Parties’ entry into this Agreement and any terms or subject matter hereof or (ii) the conduct of, or any action to be taken concerning, any aspect of this Agreement.
“Dividend Policy” has the meaning set forth in Section 6(a).
“eVTOL” means all-electric or hybrid-electric (including hydrogen-electric and/or gas-turbine electric) vertical take-off and landing aircraft.
“Exempted Securities” has the meaning set forth in Section 7(b).
“FAA” means the U.S. Federal Aviation Administration or any successor agency thereto.
“FAA Approved Design” means any aeronautical design for an aircraft, engine, propeller, or related part or appliance that has been formally evaluated and granted approval by the FAA. Approval may be evidenced by, but is not limited to, a Type Certificate, Supplemental Type Certificate or other documentation or design approval issued by the FAA pursuant to applicable federal aviation regulations.
“Fair Market Value” means, with respect to any property or asset contributed by a Stockholder to the Company, the fair market value of such property or asset as of the date of contribution (or such other date as the Board may determine), determined in accordance with customary valuation methodologies for properties and assets of the type being valued, by the Board or, at the election of either Toyota or Joby, by an independent third-party valuation firm or appraiser consented to by Toyota and Joby (such consent not to be unreasonably withheld, conditioned or delayed).
“First Funding Milestone” has the meaning set forth on Schedule 4.
“Funding Milestones” means the funding milestones set forth on Schedule 4.
“Future Agreements” has the meaning set forth in Section 10.7.
“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body or self-regulatory organization.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indemnified Party” has the meaning set forth in Section 12.1(a).
“Indemnifying Party” has the meaning set forth in Section 12.1(a).
“Initial Capital Contribution” has the meaning set forth in Section 4.1(a).
“Intellectual Property” means, collectively, Technology and the Intellectual Property Rights therein.
“Intellectual Property Agreements” means the agreements regarding the ownership, transfer and licensing of Intellectual Property Rights described in Section 10.10.
“Intellectual Property Rights” means any and all intellectual property rights or other similar proprietary rights throughout the world, including rights in any and all: (i) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for throughout the world; (ii) inventions, whether or not patentable; (iii) copyrights and copyrightable works, including all registrations, applications for registration, derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (iv) Software code, whether in source or binary code form; (v) information, data, and databases; (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information); and (vii) industrial designs. For purposes of this Agreement, “Intellectual Property Rights” shall not include trademarks, trade names, logos, service marks and similar indicia of origin.
“JAMS” has the meaning set forth in Section 13.2(b).
“Joby” has the meaning set forth in the preamble.
“Joby IP” has the meaning set forth in Section 5.1(b)(ii).
“Joby/JV Joint Aircraft IP” means aircraft design or aircraft component Intellectual Property (or portions thereof) that are jointly developed by the Company and Joby; provided, for clarity, that “Joby/JV Joint Aircraft IP” does not extend to any Background Intellectual Property.
“Joby/JV Joint Manufacturing IP” means manufacturing-related Intellectual Property (or portions thereof) that are jointly developed by the Company and Joby; provided, for clarity, that “Joby/JV Joint Manufacturing IP” does not extend to any Background Intellectual Property.

“Jointly Developed Aircraft IP” means, collectively, Toyota/JV Joint Aircraft IP, Joby/JV Joint Aircraft IP, and Toyota/JV/Joby Joint Aircraft IP.
“Jointly Developed Manufacturing IP” means, collectively, Toyota/JV Joint Manufacturing IP, Joby/JV Joint Manufacturing IP, and Toyota/JV/Joby Joint Manufacturing IP.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.
“Licensed Toyota Manufacturing IP” means Toyota manufacturing technical know-how and technical information, and the Intellectual Property Rights therein, that is necessary for manufacture of the S4 Series aircraft manufactured by the Company. For clarity, “Licensed Toyota Manufacturing IP” excludes any designs or specifications (or related Intellectual Property Rights); provided, however, that such excluded designs or specifications do not include manufacturing tool or equipment designs or specifications utilized by the Company for the S4 Series.
“Losses” means any and all direct losses, damages (excluding special, incidental and consequential damages, lost profits and other indirect losses), liabilities, diminution in value of Shares, Taxes, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest, penalties, settlement costs, judgments, awards, fines, costs of mitigation, court costs and fees (including reasonable attorneys’ fees and expenses); provided, however, that Losses shall not include any punitive damages unless such damages are awarded to a third party.
“Mandatory Capital Contributions” has the meaning set forth in Section 4.2(a).
“Material Subsidiaries” means, with respect to any Stockholder, any Subsidiary of such Stockholder that, as of the relevant date of determination, (a) accounts for more than 10% of the consolidated revenues or consolidated assets of such Stockholder and its Subsidiaries, taken as a whole, for the most recently completed fiscal year, or (b) is otherwise material to the business, operations, or financial condition of such Stockholder and its Subsidiaries, taken as a whole, as determined in good faith by such Stockholder.
“New Issuance” means the issuance by the Company or its Subsidiaries of New Securities or debt pursuant to a debt financing transaction in accordance with Section 7.
“New Securities” has the meaning set forth in Section 7(a).
“Notice of Dispute” has the meaning set forth in Section 13.2(a).
“Organizational Documents” of a Party means its certificate of incorporation, certificate of formation, bylaws, operating agreement and/or other organizational documents, as applicable.
“Original Per Share Purchase Price” means $1.00 per share of Common Stock.
“Parent Entity” means, with respect to any Person, any Affiliate of such Person that directly, or indirectly through one or more intermediaries, controls such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlling” and “controlled” have meanings correlative to the foregoing.
“Party” has the meaning set forth in the preamble.
“Permitted Transferee” has the meaning set forth in Section 8.1(d).
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Pro Rata Portion” means the following, as applicable:
(a)for purposes of Section 7 (with respect to the Right of First Offer) with respect to a Stockholder, a percentage equal to (a) the number of shares of Common Stock held by the relevant Stockholder immediately prior to such issuance date, divided by (b) the aggregate number of shares of Common Stock held by all Stockholders eligible to participate in such Right of First Offer process immediately prior to such issuance date; or
(b)for all other purposes of this Agreement, a percentage equal to (a) the total number of shares of Common Stock held by such Stockholder divided by (b) the total number of shares of Common Stock held by all Stockholders.
“Production Certificate” means FAA approval pursuant to the procedures set forth in 14 CFR Part 21, Subpart G, to manufacture the S4 to the FAA Approved Design.
“Purchase Agreement” means that certain Common Stock Purchase Agreement as substantially in the form set forth on Exhibit C hereto entered into substantially simultaneously with this Agreement, by and among the Company and each of the Stockholders named therein, pursuant to which each Stockholder acquired the number of Shares set forth in Schedule 2 hereto, as it may be amended from time to time or otherwise modified in accordance with its terms.
“Related Agreements” means the Intellectual Property Agreements, the Amended Stockholders Agreement, the Subscription Agreement, the commercial agreements set forth in Schedule 6 and any other agreement entered into in connection with the transactions contemplated by this Agreement and the Purchase Agreement.
“Representatives” has the meaning set forth in Section 10.8(a).
“Required Governmental Approvals” means any notice, authorization, approval, order, permit or consent of or with any Governmental Authority that the Parties or the Board determine are necessary or advisable, including: (i) approvals under the HSR Act or any other Antitrust Law, (ii) approvals or notifications related to any CFIUS Filing made by the Parties, or (iii) any other applicable notices, authorizations, approvals, order, permits or consents from any Governmental Authority.
“Right of First Offer” has the meaning set forth in Section 7(a).
“ROFO Election Notice” has the meaning set forth in Section 7(a)(i).
“ROFO Notice” has the meaning set forth in Section 7(a)(i).
“ROFO Response Period” has the meaning set forth in Section 7(a)(i).
“S4” means the Joby eVTOL design identified as of the date of this Agreement as the S4.
“S4 Series” means the S4 and its derivatives (including, without limitation, hybrid, hydrogen and/or gas turbine versions, and regardless of whether referred to as the S4 or by a different name).
“S4 Series Components” means S4 Series assemblies, structures, components, sub-components, and parts.
“S4 Series Production” means the production, manufacture, and assembly, as permitted by applicable law, rules and regulations, of S4 Series aircraft in their entirety, which for clarity, shall include any offsite assembly and re-assembly of the aircraft that are disassembled for final S4 Series integration.
“Sanctions” means all applicable economic, financial and trade sanctions or laws, regulations, rules and/or restrictive measures imposed, administered or enforced from time to time by (a) the U.S. government, including the U.S. Department of Treasury or the U.S. Department of State, or (b) Japan, the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shares” has the meaning set forth in Section 3.1(b).
“Software” means computer programs, operating systems, applications, application programming interfaces, drivers, systems and software, including all software implementations of algorithms, models and methodologies, firmware, middleware, and all source code, object code, other software code, development and design tools, applets, compilers and assemblers, and descriptions, documentation, specifications, flow-charts and other work product used to design, plan, organize and develop any of the foregoing.
“Solvent” means, with respect to any Stockholder as of any date, that, as of such date: (a) such Stockholder is able to meet its obligations as they generally become due, (b) such Stockholder has not ceased paying its current obligations in the ordinary course of business as they generally become due, (c) such Stockholder has capital sufficient to carry on its business,

(d) the fair value of such Stockholder’s assets exceed the amount of its liabilities, including contingent liabilities, and (e) such Stockholder otherwise has not incurred, and does not intend to incur, or believe that it will incur indebtedness (including current obligations) beyond its ability to pay principal and interest on such indebtedness as it becomes due (whether at maturity or otherwise).
“Stockholders” has the meaning set forth in the preamble.
“Subscription Agreement” has the meaning set forth in Section 4.2(b).
“Subsidiary” means, with respect to any Person, any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person or (ii) with respect to which such first Person or any of its Subsidiaries is a general partner or managing member.
“Taxes” means (a) any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge in the nature of a tax, in each case imposed by any Governmental Authority, together with any interest, penalty, or addition to tax imposed with respect thereto (or in lieu thereof) by a Governmental Authority; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Law or any express or implied obligation to indemnify any other Person.
“Technology” means technical information, know-how, ideas, concepts, processes, procedures, methods, designs, specifications, technical documentation, schematics, tools, works of authorship, algorithms, Software, inventions, and discoveries of any kind, which may be embodied in, among other things, hardware, products, prototypes and devices.
“Terminating Party” has the meaning set forth in Section 11.1(f).
“Third-Party Claim” has the meaning set forth in Section 12.3(b).
“Toyota” has the meaning set forth in the preamble.
“Toyota/JV Joint Aircraft IP” means aircraft design or aircraft component Intellectual Property (or portions thereof) that are jointly developed by the Company and Toyota; provided, for clarity, that “Toyota/JV Joint Aircraft IP” does not extend to any Background Intellectual Property.

“Toyota/JV/Joby Joint Aircraft IP” means any aircraft design or aircraft component Intellectual Property (or portions thereof) that are jointly developed by the Company, Toyota, and Joby; provided, for clarity, that “Toyota/JV/Joby Joint Aircraft IP” does not extend to any Background Intellectual Property.
“Toyota/JV/Joby Joint Manufacturing IP” means manufacturing-related Intellectual Property (or portions thereof) that are jointly developed by the Company, Toyota, and Joby; provided, for clarity, that “Toyota/JV/Joby Joint Manufacturing IP” does not extend to any Background Intellectual Property.
“Toyota/JV Joint Manufacturing IP” means manufacturing-related Intellectual Property (or portions thereof) that are jointly developed by the Company and Toyota; provided, for clarity, that “Toyota/JV Joint Manufacturing IP” does not extend to any Background Intellectual Property.
“Trade Control Laws” means all applicable laws and regulations related to the import, export, reexport and transfer of products, hardware, software, technology, technical data and services, including export control laws and regulations, import and customs laws and regulations, anti-boycott laws and regulations and Sanctions.
“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferance of a lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfer by testamentary or intestate succession, merger, consolidation or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.
“Transfer Notice” has the meaning set forth in Section 9.2(b).
“Transfer Right of First Refusal” has the meaning set forth in Section 9.2(a).
“Type Certificate” means FAA approval pursuant to the procedures set forth in 14 CFR Part 21, Subpart B, for the design of the S4.
1.2    Construction. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, unless otherwise specified, and recital, article, section, subsection, exhibit, annex and schedule references are to this Agreement, unless otherwise specified. The exhibits, annexes and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The words “include,” “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The use of the term “Affiliates” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination.” When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day in California and Japan, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day in California and Japan. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto). The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America. References herein to any gender shall include each other gender. A reference to a statute, listing rule, regulation, order or other applicable Law includes a reference to the corresponding regulations and instruments and includes a reference to each of them as amended, consolidated, recreated, replaced or rewritten. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this section is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.
2.    Representations and Warranties of Stockholders. Each Stockholder represents and warrants to the other Stockholder and the Company as follows:
2.1    Organization and Qualification. Such Stockholder (a) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) is duly qualified or licensed as a foreign corporation to do business, and in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not prevent or materially hinder the performance of the actions contemplated by this Agreement.
2.2    Authority. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
2.3    No Conflict. The execution, delivery and performance by such Stockholder of this Agreement do not and will not (a) conflict with or violate its certificate of incorporation or bylaws or equivalent organizational documents, if applicable, or those of any Parent Entity of such Stockholder, (b) conflict with or violate any Law applicable to such Stockholder or any Parent Entity thereof or by which any property or asset of such Stockholder or any Parent Entity thereof is bound or affected or (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to any Person any rights pursuant to, any contract, agreement or arrangement by which such Stockholder or any Parent Entity thereof is bound, except, in the case of the foregoing clauses (b) or (c), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially hinder the performance of the actions contemplated by this Agreement.
2.4    Governmental Consents and Approvals. Neither Stockholder nor any Parent Entity thereof is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority in connection with the execution, delivery or performance of this Agreement, except with respect to any filings required to be made with the U.S. Securities and Exchange Commission.
2.5    Securities Representations. Such Stockholder represents and agrees that any Shares acquired pursuant to the Purchase Agreement will be acquired for such Stockholder’s own account, for investment, and not with a view to the distribution or resale thereof. Such Stockholder further represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Shares. Such Stockholder understands that the Shares have not been registered under the Securities Act or any state or other securities Laws, and cannot be sold, assigned, transferred, pledged or otherwise disposed of unless so registered under the Securities Act and applicable state or other securities Laws or unless an exemption from the registration requirements thereof is available.
3.    Establishment of the Company; Effectiveness of Agreement.
3.1    Establishment of the Company.
(a)The Stockholders hereby (i) approve the Certificate of Incorporation substantially in the form of Exhibit A and all actions taken by or on behalf of the Company at the time of or prior to the execution of this Agreement and (ii) approve the adoption of the Bylaws by the Company substantially in the form of Exhibit B.
(b)For purposes of this Agreement, the term “Shares” shall mean and include all shares of capital stock of the Company owned by the Stockholders, whether presently held or hereinafter acquired.

(c)The name of the Company shall be “Joby Toyota Aero Manufacturing Preparation Company” or such other name permitted by the DGCL as determined by the Board from time to time.
(d)The fiscal year of the Company shall be designated by the Board.
(e)Immediately following the Closing, the respective ownership interests held by the Stockholders of the Company shall be as set forth in Schedule 2. The issuance and sale of any New Securities, other than in connection with the Mandatory Capital Contributions, shall be made in accordance with Section 7 of this Agreement.
(f)The Company shall have its principal place of business and production facilities at the locations set forth on Schedule 3, or such other place or places as the Board may deem appropriate and may establish from time to time.
(g)Notwithstanding anything to the contrary in this Agreement, it is the intent and desire of the Parties that the Company be organized and operated as a corporation and specifically provide for no liability to Stockholders for acts of the Company (except to the extent, if any, required under applicable Law), and that Stockholders have no fiduciary duties or other obligations to one another in their respective capacities as stockholders. The Stockholders intend that the Company not be a partnership (including a limited partnership), and nothing in this Agreement nor any other document entered into by the Company or any Stockholder relating to the subject matter hereof and no actions taken by the Parties under this Agreement or any such other document shall constitute a partnership (including a limited partnership) between any of the Parties or constitute any Party the agent of any other Party for any purpose except as otherwise provided for herein.
3.2    Purpose of the Company. The purpose of the Company is set forth in Article III of the Certificate of Incorporation.
3.3    Business Plan. The business scope of the Company shall be set forth in the Business Plan to be prepared by the Company in consultation with Toyota and Joby and to be attached as Schedule 1 (the “Business Plan”) to the Amended Stockholders Agreement (as defined below). Future changes to the business scope must be reflected in a new or amended Business Plan in accordance with Section 5.1.
3.4    Compliance with Laws. The Company shall pursue the Business Plan and conduct such business in accordance with applicable Laws, including in compliance with Trade Control Laws and Sanctions. The Company shall implement, and the Stockholders shall use their reasonable best efforts to support the Company in developing and implementing, policies and procedures reasonably designed to promote and achieve compliance with applicable Trade Control Laws and Sanctions.
4.    Capital Contributions.
4.1    Initial Capital Contributions.

(a)As of the date of this Agreement, pursuant to the Purchase Agreement each Stockholder shall make, as applicable, a Capital Contribution with respect to such Stockholder’s Shares to the Company in the amount and kind set forth opposite such Stockholder’s name on Schedule 2 (such amounts set forth opposite such Stockholder’s name referred to as the “Initial Capital Contribution”), and, in consideration thereof, and in consideration of the other agreements set forth herein and pursuant to the Purchase Agreement, the Company shall issue to each such Stockholder the number of shares of Common Stock set forth opposite such Stockholder’s name.
(b)No Stockholder shall be required to make any Capital Contributions to the Company in excess of its Initial Capital Contribution without the express written consent of such Stockholder; provided, that this sentence shall not limit the obligations of the Stockholders to make the Mandatory Capital Contributions pursuant to Section 4.2 following the satisfaction of the Funding Milestones as set forth therein. The obligations of the Stockholders hereunder shall not be, and shall not be deemed to be, a guaranty, maintenance agreement or other similar agreement, or under any circumstances utilized to satisfy the general obligations and liabilities of the Company.
4.2    Mandatory Capital Contributions; Defaults.
(a)The Stockholders shall make one or more Mandatory Capital Contributions in accordance with the Capital Contribution Notices issued pursuant to this Section 4.2 (“Mandatory Capital Contributions”).
(b)Upon determination by the Board that a Funding Milestone set forth in Schedule 4 has been achieved, the Board shall submit a Capital Contribution Notice for Mandatory Capital Contributions by the Stockholders no later than thirty (30) days following the date of such determination (provided that such period shall be extended by the period of time necessary to obtain any Required Governmental Approvals required to be received by the Company in connection with such Funding Milestone and the related Mandatory Capital Contribution). Each Stockholder shall make the Mandatory Capital Contribution specified in a Capital Contribution Notice and deliver a duly executed subscription agreement in the form attached hereto as Exhibit D (the “Subscription Agreement”) and the other documentation set forth in Section 4.2(e) promptly and in no event later than thirty (30) days following the receipt of such Capital Contribution Notice (provided that such period (i) shall be extended by the period of time necessary to obtain any Required Governmental Approvals required to be received by the Stockholders or the Company in connection with such Funding Milestone or (ii) may be extended upon mutual consent of the Parties) (such date on which the Mandatory Capital Contribution is made, the “Funding Milestone Closing”); provided, that in the event a Stockholder disputes the determination of a Funding Milestone pursuant to this Section 4.2(b), then the requirement to fund the Mandatory Capital Contribution shall be delayed until such dispute is resolved pursuant to the terms of this Agreement. All payments of Mandatory Capital Contributions shall be made in cash as specified in Schedule 4 and the applicable Capital Contribution Notice, and, upon receipt of such amounts, a duly executed Subscription Agreement and the other documentation set forth in Section 4.2(e), the Company shall issue to each

Stockholder promptly (and in no event later than three (3) Business Days thereafter) shares of Common Stock at a price equal to the Original Per Share Purchase Price.
(c)If a Stockholder disputes the Board’s determination that a Funding Milestone has been achieved, then the Stockholder shall first attempt to resolve the dispute through good faith negotiations between the CEO of the Company and two officers of the Company, with at least one officer being designated by each Stockholder for so long as each Stockholder has designated an officer of the Company, which negotiations shall occur within [***] following the issuance of a Capital Contribution Notice. If such negotiations do not resolve the dispute, the disputing Stockholder shall provide a Notice of Dispute to the other Stockholder within [***] of such negotiations failing to resolve the dispute (and in any event no later than the [***] following the issuance of the Capital Contribution Notice) and the Stockholders shall follow the dispute resolution provisions set forth in Section 13.2.
(d)If a Stockholder defaults on its obligation to make a Mandatory Capital Contribution pursuant to Section 4.2(a) upon the later of (i) [***] after the issuance of a Capital Contribution Notice or (ii) the resolution of the dispute in accordance with Section 4.2(c), the Company shall promptly, in writing, inform each Stockholder of the defaulting Stockholder’s failure to make a Mandatory Capital Contribution. Within [***] after receipt of such notice and upon the earliest of (A) an arbitrator having issued a final arbitration decision concluding that the Funding Milestone was achieved (provided, that the defaulting Stockholder may cure its default within [***] after the arbitrator has delivered its final decision by making the Mandatory Capital Contribution to the Company), (B) the defaulting Stockholder failed to submit its dispute within [***] after the issuance of a Capital Contribution Notice in accordance with Section 4.2(c), (C) the negotiations set forth in Section 4.2(c) did not resolve the dispute and the defaulting Stockholder failed to submit a Notice of Dispute within [***] of the negotiations as set forth in Section 4.2(c) or (D) the dispute over whether the Funding Milestone was achieved is otherwise resolved in accordance with this Section 4.2 (provided, that the defaulting Stockholder may cure its default within [***] after resolution of the dispute by making the Mandatory Capital Contribution to the Company), the non-defaulting Stockholder will have the right to fund the defaulting Stockholder’s portion to the Company by delivering a duly executed Subscription Agreement and the other documentation set forth in Section 4.2(e). Upon delivery of such documentation and the payment of the Mandatory Capital Contribution by the non-defaulting Stockholder, such non-defaulting Stockholder shall be issued that portion of Shares to which the defaulting Stockholder would have been entitled pursuant to the Capital Contribution Notice.
(e)Subject to Section 4.2(b), in connection with a Mandatory Capital Contribution, on the date of a Funding Milestone Closing:
(i)Each Stockholder shall deliver to the other Parties a certificate of an authorized officer of such Stockholder, in form and substance reasonably satisfactory to the receiving Parties, certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or similar governing body) of such Party authorizing the execution, delivery and performance of the Subscription Agreement and the consummation of the transactions contemplated thereby, (B) that such resolutions are in full force and effect, (C) the Organizational Documents of such Stockholder as in effect immediately prior to the Mandatory Capital Contribution, and (D) the Stockholder and any Parent Entity thereof, after giving effect to the Mandatory Capital Contribution, is Solvent.
(ii)The Company shall deliver to the Stockholders a certificate of an authorized officer of the Company, in form and substance reasonably satisfactory to the Stockholders, certifying that all Required Governmental Approvals shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.
5.    Governance.
1.1Stockholder Consent.
(a)Neither the Company nor any of its Subsidiaries may take the following actions without first obtaining the approval (by vote or written consent, as provided by Law and the Company’s Organizational Documents) of each of Toyota and Joby, so long as such Party, as applicable, (i) beneficially owns at least 50% of the outstanding shares of Common Stock of the Company or (ii) beneficially owns at least 95% of the shares of Common Stock issued to it by the Company, in the aggregate, in consideration for (y) the Initial Capital Contribution and (z) the Mandatory Capital Contributions in connection with the First Funding Milestone, and any such action that has not been approved by such vote or written consent prior to such action being effected shall be null and void ab initio, and of no force and effect:
(i)create, or authorize the creation of, issue or obligate the Company to issue any new equity interests in the Company (other than (1) issuances of Exempted Securities and (2) pursuant to a Mandatory Capital Contribution);
(ii)amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company;
(iii)amend or alter the Business Plan or otherwise alter the general purpose and business of the Company or the Company’s principal lines of business or business units or enter into new geographies/sites beyond those approved in the Business Plan;
(iv)approve the Business Plan of the Company, including an operating plan and budget;
(v)file any voluntary petition for bankruptcy, receivership or similar proceeding or adopt a plan of reorganization or restructuring;
(vi)undertake any merger or consolidation or sale or transfer of the Company’s equity interests in one or more related transactions resulting in more than 50% of the total number of outstanding equity interests of the Company being beneficially owned by any Person or group of Persons who is not a Stockholder;

(vii)issue securities in connection with the acquisition by the Company of another company or business approved by the Board if the consideration for such acquisition is in excess of $10,000,000 or if such acquisition involves a related party;
(viii)undertake a sale of all or substantially all of the Company’s assets;
(ix)enter into any joint venture or similar business arrangement;
(x)any initial public offering, direct listing, SPAC/business combination resulting in a listed parent, or other listing or public equity financing of the Company or any Subsidiary; and/or
(xi)increase or decrease the authorized number of directors constituting the Board, or change the number of votes entitled to be cast by any director or directors on any matter.
In the event that a Stockholder whose consent is required with respect to the matters set forth in Section 5.1(a)(i) through (xi) above does not provide such consent, each of Toyota and Joby agree to meet in conference, which conference shall consist of one or more representatives of such Stockholder. Such conference shall be held within [***] following the date upon which any non-consenting Stockholder provides written notice to the other Stockholder of its intention to not approve a matter requiring such Stockholder’s consent. The Stockholders further agree that such representatives shall meet in good faith to negotiate and discuss such matter.
(b)Neither the Company nor any of its Subsidiaries nor the Board may take the following actions without first obtaining the approval (by vote or written consent, as provided by Law and the Company’s Organizational Documents) of Toyota, and any such action that has not been approved by such vote or written consent prior to such action being effected shall be null and void ab initio, and of no force and effect:
(i)raise capital by incurring or issuing any indebtedness or borrowings from a bank or financial institution to the extent not previously contemplated by the Business Plan;
(ii)incur or issue any indebtedness; provided, however, that notwithstanding anything set forth in this Agreement, (A) in the event that any such indebtedness is convertible into equity that would be dilutive of Joby’s ownership interest in the Company, the approval of the issuance of indebtedness of at least one (1) director designated by Joby, for so long as Joby has the right to designate at least one (1) director, shall also be required, and (B) no such indebtedness shall be secured by, or otherwise encumber, any Intellectual Property Rights or Intellectual Property owned by (x) Joby or any of its Affiliates or licensed to the Company by Joby or any of its Affiliates (collectively, “Joby IP”), and no lender or other creditor shall have any right, remedy or recourse with respect to any Joby IP in connection with any such indebtedness without the prior written consent of Joby in any such case; and/or

(iii)pay or make any dividend or distribution of shares with respect to any class or series of Company securities.
5.2    Board of Directors.
(a)Each Stockholder shall vote, or cause to be voted, all shares of Common Stock owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders of the Company at which an election of directors is held or pursuant to any written consent of the stockholders of the Company, the following persons shall be elected as directors on the Board: (i) three (3) directors to be designated by Toyota and its Affiliates and (ii) two (2) directors to be designated by Joby and its Affiliates, in each case subject to the ownership thresholds set forth in the following sentence. Notwithstanding anything to the contrary herein, at any time that Toyota’s and its Affiliates’ and/or Joby’s and its Affiliates’ beneficial ownership of the outstanding shares of Common Stock: (i) is less than 25% but greater than 10%, such Stockholder shall be entitled to designate no more than two (2) directors to the Board; and (ii) is less than or equal to 10%, then so long as such Stockholder beneficially owns at least 95% of the shares of Common Stock issued to it by the Company, in the aggregate, in consideration for (y) the Initial Capital Contribution and (z) the Mandatory Capital Contributions in connection with the First Funding Milestone, such Stockholder shall be entitled to designate no more than one (1) director to the Board. If such Stockholder ceases to hold Shares in the Company, such Stockholder shall cease to have any director designation rights. Upon the occurrence of any reduction or termination of Toyota’s and/or Joby’s director designation rights pursuant to this Section 5.2, as applicable, any director previously designated by such Stockholder who exceeds the number of directors such Stockholder is then entitled to designate shall automatically be deemed to have resigned. Any vacancy resulting from such resignation or cessation of designation rights may be filled by a majority of the remaining members of the Board in accordance with this Agreement and the Company’s Organizational Documents. Each committee of the Board, or of the board of directors or board of managers of any Subsidiary of the Company shall consist of at least one (1) director or manager, as applicable, appointed by Joby for so long as Joby has the right to designate at least one (1) director to the Board, and one (1) director or manager, as applicable, appointed by Toyota for so long as Toyota has the right to designate at least one (1) director to the Board. For the avoidance of doubt, the director designation rights set forth herein are rights only and not obligations, and neither Joby nor Toyota shall be required to exercise its director designation rights. In the event that the Board determines by resolution adopted by a majority of the entire Board to establish a special committee (a “Special Committee”) for reviewing, evaluating, making recommendations to the Board with respect to, or approving, any proposed transaction or matter involving a potential conflict of interest or related-party transaction, then for so long as the Board includes a director designated by Toyota and/or a director designated by Joby: (A) to the extent any Toyota-designated or Joby-designated director is not conflicted with respect to such matter, the Special Committee shall include at least one (1) director designated by each of Toyota and Joby; (B) if the Board determines that only independent members are appropriate for such Special Committee, each of Toyota and Joby shall have the right to appoint the independent members to be jointly agreed upon by Toyota and Joby for so long as Toyota or Joby, as applicable, beneficially owns at least 95% of the shares of Common Stock issued to it by the Company, in the aggregate, in consideration for (y) the Initial Capital Contribution and (z) the Mandatory Capital Contributions in connection with the First Funding Milestone; and (C) no Special Committee may act or recommend approval of any such matter unless a quorum includes at least one (1) member appointed (or, in the case of director-members, designated) by each of Toyota and Joby for so long as such Stockholder has a director on the Board and/or beneficially owns at least 95% of the shares of Common Stock issued to it by the Company, in the aggregate, in consideration for (y) the Initial Capital Contribution and (z) the Mandatory Capital Contributions in connection with the First Funding Milestone; provided, however, that for purposes of this clause (C) if any one or more directors (or members) elected by either Toyota or Joby whose attendance is required for a quorum receives adequate notice of a meeting of the Special Committee and a good faith accommodation is made for any scheduling conflicts that such director or member may have, then such director’s or member’s attendance shall not be required to obtain a quorum at the subsequent scheduled meeting of the Special Committee, if such director or member also received adequate notice of such meeting, and failed to attend. For purposes of this Section 5.2(a), “adequate notice” shall mean at least [***] prior notice of such meeting, and at least [***] attempt, pursuant to which the Special Committee shall propose, upon mutual consultation, at least [***] and each member of the Special Committee shall be given the option to attend such meeting by conference telephone or videoconference that allows all members of the Special Committee participating in the meeting to hear one another.
(b)As of the date of this Agreement, the initial directors of the Company are listed on Schedule 5.
(c)In the event of the resignation, death, removal or disqualification of a director designated pursuant to this Agreement, the Party who designated such director (the “Designating Party”) shall promptly nominate a new director, and, after written notice of the nomination has been given by the Designating Party to the other Parties, each Stockholder shall vote its shares of Common Stock (and any such shares held in trust over which such Stockholder has voting power) to elect such nominee to the Board in accordance with the terms of this Agreement and the Company’s Organizational Documents or consent thereto by written consent, in each case to the extent necessary.
(d)Each Designating Party may remove its designated directors at any time and from time to time, with or without cause (subject to the Company’s Organizational Documents and any requirements of Law), in such Designating Party’s sole discretion. The Stockholders agree not to vote any of their equity interests in the Company to remove any member of the Board designated pursuant to Section 5.2(a) above except (i) at the direction of the Designating Party who designated such member to the Board or (ii) upon affirmative written vote or written consent of a majority of the remaining directors upon death, disability, permanent incapacity or disqualification of such director.
(e)Each director, based on his or her knowledge and reasonable judgment at such time, shall disclose to the Board any actual, apparent, or potential financial interest, competitive interest, or other conflict of interest (“Conflict”) such director has in any matter or transaction presented for information, consideration or approval of the Board immediately upon becoming aware of such Conflict, unless the nature and extent of such Conflict are known or readily apparent to the Board. No director shall be liable to the Company or the Stockholders if such Conflict has been disclosed to the Board and such director has complied with any agreement between such director and the Board as to resolution or avoidance of such Conflict. Except as otherwise provided in this Agreement, no director shall be disqualified from voting on, or shall be required to remove himself or herself from, the consideration of or voting on, any matter by reason of such director’s or any related Person’s interest in such matter (it being understood that in approving or disapproving any matter, a director may act to protect the interest of such director or a related Person, as a director or in any other capacity), so long as such director disclosed such interest to, or such interest is readily apparent to, the other directors prior to the consideration of or voting on such matter.
(f)The Company shall reimburse the non-employee directors for all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Board.
(g)The Company shall use its commercially reasonable efforts to maintain, from financially sound and reputable insurers, directors and officers liability insurance in an amount and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board determines that such insurance should be discontinued. Such policy shall not be cancelable by the Company without prior approval by the Board. The Company shall indemnify the members of the Board to the fullest extent permissible under applicable Law.
(h)The Board and/or the Company shall have the right to obtain an advisor with expertise in the aviation industry and in aviation manufacturing. For the avoidance of doubt, such advisor shall not be considered a member of the Board and shall not be entitled to vote on any matter brought before the Board. The costs of such advisor shall be borne by the Company.
(i)The presence in person or by proxy of a number of directors equal to a majority of the total number of directors then serving on the Board shall constitute a quorum for the conduct of business at any meeting of the Board; provided that, to constitute a quorum, (i) for so long as the Board includes at least one (1) director designated by Toyota, at least one (1) director present in person or by proxy must be a Toyota designee and (ii) for so long as the Board includes at least one (1) director designated by Joby, at least one (1) director present in person or by proxy must be a Joby designee; provided further, however, that if any one or more directors elected by either Toyota or Joby whose attendance is required for a quorum receives adequate notice of a meeting of the Board and a good faith accommodation is made for any scheduling conflicts that such director or directors may have, then such director or directors’ attendance shall not be required to obtain a quorum at the subsequent scheduled meeting of the Board, if such director or directors also received adequate notice of such meeting, and failed to attend. For purposes of this Section 5.2(i), “adequate notice” shall mean at least [***] prior notice of such meeting, and at least [***] attempt, pursuant to which the Board shall propose, upon mutual consultation, at least [***] and each member of the Board shall be given the option to attend such meeting by conference telephone or videoconference that allows all directors participating in the meeting to hear one another.
5.3    Officers.
(a)The Board may, from time to time, appoint one or more Persons to be officers of the Company in accordance with the Company’s Organizational Documents and applicable Law. Any officer so appointed shall have such authority and perform such duties as the Board may, from time to time, delegate to him or her. As of the date of this Agreement, the initial officers of the Company shall be as listed on Schedule 5. Notwithstanding anything to the contrary in this Agreement, any other agreement or at law or in equity, the Stockholders agree that, to the fullest extent permitted by law, the Stockholders and officers of the Company shall have no fiduciary or other duty to the Company or any other Stockholder; provided, that this Section 5.3 shall not (a) limit any Person’s obligation to comply with the express terms of this Agreement or any other agreement to which such Person is a party or (b) eliminate the implied contractual covenant of good faith and fair dealing, to the extent such covenants are not waivable under applicable law.
(b)Notwithstanding the foregoing, for so long as each of Toyota and Joby as applicable, (i) beneficially owns at least 50% of the outstanding shares of Common Stock of the Company or (ii) beneficially owns at least 95% of the shares of Common Stock issued to it by the Company, in the aggregate, in consideration for (y) the Initial Capital Contribution and (z) the Mandatory Capital Contributions in connection with the First Funding Milestone, prior to the Board making any appointment of one or more officers of the Company (other than the initial officers, which, for the avoidance of doubt, shall be appointed in accordance with Schedule 5), such Stockholders shall consult with each other in good faith regarding the selection of officers of the Company, as applicable, and consider in good faith any candidates for positions as officers of the Company. As of the date of this Agreement, the Board shall appoint those Persons set forth in Schedule 5 as the initial officers of the Company by adoption of a written resolution of the Board, substantially in the form as attached hereto as Exhibit E.
(c)Unless otherwise agreed in writing between the Company and such officer, the Board may remove any officer of the Company as such, with or without cause, at any time.
(d)Any vacancy occurring in any office of the Company may be filled by the Board in accordance with this Section 5.3 and the Company’s Organizational Documents.
6.    Dividends.
(a)Subject to this Section 6(a) and Section 6(b), dividends paid to Stockholders shall be paid in accordance with the following dividend policy of the Company (the “Dividend Policy”): when and as determined and approved by the Board and in accordance with the stockholder consent requirements in Section 5.1 and applicable Law, dividends shall be paid to the Stockholders proportionally in accordance with their Pro Rata Portion.

(b)Notwithstanding anything in this Agreement to the contrary, no dividend shall be made (i) in violation of applicable Law or (ii) in violation of any applicable covenant, obligation or other agreement of the Company.
7.    Right of First Offer.
(a)Subject to the terms hereof, if the Company or any of its Subsidiaries proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“New Securities”) (other than in connection with any Mandatory Capital Contributions in accordance with Section 4.2) or to sell, issue or guarantee debt pursuant to a debt financing, the Company shall first give each Stockholder the opportunity to purchase such New Securities or to participate in such debt financing (the “Right of First Offer”) in accordance with the following provisions:
(i)The Company shall provide written notice to each Stockholder of such anticipated New Issuance no later than [***] prior to the anticipated issuance date (such notice, the “ROFO Notice”). The ROFO Notice shall set forth the material terms and conditions of the New Issuance, including the number of such New Securities to be offered, the proposed purchase price for any New Securities, or the aggregate amount of the loan or such other debt instrument, the interest rate, the payment terms and any other material terms and conditions with respect to New Securities or the debt financing, and in each case, the anticipated issuance date. Each Stockholder shall have the right to purchase up to its Pro Rata Portion of any New Securities or lend up to its Pro Rata Portion of any loan or other debt instrument at the price and on the terms and conditions specified in the ROFO Notice by delivering an irrevocable written notice (a “ROFO Election Notice”) to the Company no later than [***] after receipt of the ROFO Notice (the “ROFO Response Period”), setting forth the number of such New Securities or lending amount for such loan or other debt instrument for which such right is exercised. Such notice shall also include the maximum number of New Securities or lending amount the Stockholder would be willing to purchase or lend in the event any other Stockholder does not fully exercise its Right of First Offer. If any Stockholder elects not to fully exercise its Right of First Offer, the Company shall allocate any remaining amount to the other Stockholder who has indicated in its notice to the Company a desire to purchase New Securities or lend in excess of its Pro Rata Portion; provided, that no Stockholder shall be required to purchase more New Securities or lend more than the maximum number set forth in such Stockholder’s ROFO Election Notice. In the event a Stockholder fails to deliver a valid ROFO Election Notice to the Company prior to the expiration of the ROFO Response Period, such Stockholder shall cease to have any rights under this Section 7 with respect to such New Issuance.
(ii)In the event the Stockholders do not fully exercise their Right of First Offer in accordance with Section 7(a)(i), the Company shall have [***] (provided, that, if the Company signs a definitive agreement with respect to a New Issuance or debt financing within such time period, such period shall be extended by the period of time reasonably necessary to obtain any necessary governmental or regulatory approvals) after the anticipated issuance date specified in the ROFO Notice to sell to other Persons (including any Stockholder) and complete the applicable financing on the terms and conditions specified in the ROFO Notice

(and no more favorable in any respects). If the Company does not enter into an agreement to complete such financing within [***] (subject to the extension for regulatory approvals set forth above) of the anticipated issuance date provided in the ROFO Notice, or if such transaction is not consummated within [***] (subject to the extension for regulatory approvals set forth above) of the anticipated issuance date provided in the ROFO Notice, the Company shall not thereafter conduct such financing without first offering such New Issuance or other securities in accordance with Section 7(a)(i).
(b)Notwithstanding anything herein to the contrary, the Right of First Offer in this Section 7 shall not be applicable to the issuance of the following securities, which shall not constitute New Securities for the purposes hereof (the following, “Exempted Securities”):
(i)securities pursuant to stock splits, stock dividends, or similar transactions approved by the Board;
(ii)Common Stock (or options therefor) to employees, consultants, officers or directors of the Company pursuant to stock option plans or restricted stock plans or agreements approved by the Board;
(iii)Common Stock issued in an initial public offering of Common Stock;
(iv)securities issued in connection with the acquisition by the Company of another company or business approved by the Board; and
(v)securities to independent third-party institutional lenders, equipment lessors, or other financial institutions acting in a customary institutional financing capacity (and not as investors) in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions.
(c)In addition to the foregoing, the Right of First Offer in this Section 7 shall not be applicable with respect to any Stockholder and any subsequent New Issuance, if (i) at the time of such subsequent securities issuance, the Stockholder is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act or a “qualified institutional buyer” as defined under Rule 144A in the Securities Act, and (ii) such New Issuance is otherwise being offered only to accredited investors or qualified institutional buyers, as the case may be.
(d)Subject to Section 7(a), in connection with a ROFO Notice, if a Stockholder elects to exercise its Right of First Offer, prior to the New Issuance:
(i)Each Stockholder shall deliver to the other Parties a certificate of an authorized officer of such Stockholder, in form and substance reasonably satisfactory to the receiving Parties, certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or similar governing body) authorizing the execution, delivery and performance of the Subscription Agreement or any other applicable agreement and the consummation of the transactions contemplated thereby, (B) that such resolutions are in full force and effect, and (C) the Organizational Documents of such Stockholder as in effect immediately prior to the exercise of its Right of First Offer, (D) the Stockholder and any Parent Entity thereof, after giving effect to the Right of First Offer, is Solvent and (E) that the representations and warranties of the Stockholders set forth in Section 2 of this Agreement are true and correct in all material respects, with the same effect as though made on and as of the date upon which such certificate is delivered.
(ii)Each Stockholder shall deliver to the Company a duly executed Subscription Agreement or other agreement in connection with the issuance of New Securities and/or such loan or other debt agreement as may be necessary and agreed to by the Company and any Stockholder that exercises its Right of First Offer and, in each case, any other agreements necessary to execute the New Issuance agreed to by the Company and any Stockholder electing to participate in the Right of First Offer.
(iii)The Company shall deliver to the Stockholders a certificate of an authorized officer of the Company, in form and substance reasonably satisfactory to the Stockholders, certifying that all Required Governmental Approvals shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.
8.    Restrictions on Transfer of Shares.
8.1    Restrictions on Transfer.
(a)No Stockholder shall, directly or indirectly (including through the Transfer of capital stock of any Person that holds, or controls any Person that holds, any shares of Common Stock) make or solicit any Transfer of its Shares beneficially owned by such Stockholder without the prior written consent of the other Stockholder (which consent shall not be unreasonably withheld); provided, however, that the consent of any non-transferring Stockholder that beneficially owns less than [***] of the issued and outstanding shares of Common Stock of the Company at the time of such proposed Transfer shall not be required.
(b)Notwithstanding anything to the contrary in this Section 8 or elsewhere in this Agreement, no Stockholder nor any Affiliates thereof shall, directly or indirectly (including through the Transfer of capital stock of any Person that holds, or controls any Person that holds, any shares of Common Stock) make or solicit any Transfer of its Shares beneficially owned by such Stockholder or any Affiliates thereof to a Competitor without the prior written consent of the other Stockholder.
(c)Notwithstanding anything to the contrary in this Section 8 or elsewhere in this Agreement, any consent granted by a Stockholder pursuant to Section 8.1(a) shall not waive or limit the applicability of Section 9.2 of this Agreement, and no Transfer of Shares by a Stockholder (or any successor thereto) or its Affiliates may be consummated unless and until Section 9.2 has been fully complied with.
(d)Any attempt not in compliance with this Agreement to make any Transfer of all or any portion of a Stockholder’s shares of Common Stock shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company and the Company shall not give any effect in the Company’s records to such attempted Transfer.
(e)Without limiting the restrictions set forth in this Section 8.1, each Stockholder further agrees that it will not, directly or indirectly, make any Transfer of all or any portion of the shares of Common Stock beneficially owned by such Stockholder unless prior to the consummation of any such Transfer, the Person to whom such Transfer is proposed to be made (a “Permitted Transferee”), executes and delivers this Agreement or a joinder hereto to the Company and each Stockholder. Upon the execution and delivery by such Permitted Transferee of this Agreement or joinder, such Permitted Transferee shall be deemed a “Stockholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Stockholder under this Agreement with respect to the Shares owned by such Permitted Transferee.
8.2    Legends.    The Company shall affix to each certificate evidencing shares of Common Stock issued to Stockholders a legend in substantially the following form:
“THE TRANSFER OF THE SECURITIES REFERENCED HEREIN IS SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN AN AGREEMENT OF THE STOCKHOLDERS, COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS. THE COMPANY SHALL NOT REGISTER OR OTHERWISE RECOGNIZE OR GIVE EFFECT TO ANY PURPORTED TRANSFER OF SECURITIES THAT DOES NOT COMPLY WITH SUCH TRANSFER RESTRICTIONS.
THE SHARES ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE OR FOREIGN SECURITIES LAWS, IN RELIANCE UPON APPLICABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH STATE AND FOREIGN SECURITIES LAWS. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE. THE SHARES MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE 1933 ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS, OR UNTIL THE COMPANY IS SATISFIED THAT THE REGISTRATION OF SUCH SALE, TRANSFER OR OTHER DISPOSITION IS NOT REQUIRED UNDER THE 1933 ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS BECAUSE OF AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS.”
In case of loss or destruction of a certificate representing shares of Common Stock, no new certificate shall be issued in lieu thereof except upon satisfactory proof to the Company of such loss or destruction, and upon the giving to the Company of satisfactory security against loss by bond or otherwise. Any such new certificate shall be plainly marked “Duplicate” upon its face.
9.    Rights of First Refusal.

9.1    Company Transfer Right of First Refusal.
(a)In the event that the Company proposes or agrees to sell, transfer, convey, contribute, assign, lease, license, encumber or otherwise dispose of, directly or indirectly, some or all of its assets or any interests therein, whether in a single transaction or a series of related transactions, including any such transaction effected pursuant to or in connection with a Bankruptcy Event of the Company or any of its Material Subsidiaries or a Change of Control of the Company (any of such events, an “Asset Transfer”), each of Toyota and Joby shall have the right, but not the obligation, to purchase all of such assets of the Company at a purchase price equal to the purchase price of the assets at which the Company is planning to consummate such Asset Transfer (a “Company Transfer Right of First Refusal”). The Parties agree that this right functions as a limited right of first refusal that is triggered only upon an Asset Transfer, is an inseparable part of ownership, and binds all successors, assigns, and representatives including in bankruptcy. Any Company Transfer Right of First Refusal is specifically enforceable and survives termination of this Agreement.
(b)As promptly as practicable after the election of the Company to commence such Asset Transfer, and in no event later than [***] prior to the commencement of any such Asset Transfer, the Company shall furnish to Toyota and Joby a notice (the “Company Transfer Notice”) setting forth the nature of the Asset Transfer, the identity of the party or parties that it plans to Transfer such assets to, the price thereof and any other material terms and conditions thereto. Within [***] after the receipt of the Company Transfer Notice, each of Toyota and Joby may, but need not, elect to purchase all, but not less than all, of such assets of the Company, exercisable by delivery of written notice to Toyota or Joby, as applicable, and the Company within those [***].
(c)In the event that both Toyota and Joby elect to purchase all of such assets of the Company, the Company will conduct a customary sale process with “final bids” from Toyota and Joby to be delivered to the Company within [***] of the later of Toyota’s or Joby’s election. The Company shall select the bidder that presents a bid reflecting the highest valuation of the Company’s assets as determined by a Special Committee of the Board.
(d)If Toyota or Joby elects to purchase all of such assets of the Company, the closing of the purchase will take place on the [***] following the end of a period of [***] after the delivery of the written notice of the election to purchase or the acceptance by the Company of a “final bid” (which period may be extended by the period of time necessary for Toyota, Joby and/or the Company, as applicable, to obtain any necessary governmental or regulatory approvals in connection therewith), or on such other date as mutually agreed by the purchasing Stockholder and the Company; provided that if such closing does not occur within [***] after acceptance by the Company of a “final bid” then the Company shall provide the unselected Stockholder the opportunity to purchase all of such assets of the Company on substantially similar terms and conditions.
(e)In the event that neither Toyota nor Joby elects to purchase such assets of the Company in connection with a Company Transfer Right of First Refusal, the Company may consummate the Asset Transfer on the terms and conditions set forth in the Company Transfer

Notice. If the Company fails to consummate the Asset Transfer within [***] after the date set forth on the Company Transfer Notice, such assets of the Company will again become subject to all of the restrictions of this Section 9.1.
(f)Notwithstanding the foregoing in this Section 9.1, in the event of an Asset Transfer, Joby will have the first right to purchase any materials, equipment, tooling or other assets that are customized for or otherwise specific to the S4 Series (including S4 Series Components, collectively, the “S4-Specific Assets”) at a purchase price equal to the purchase price of the assets at which the Company is planning to commence such Asset Transfer with respect to the S4-Specific Assets. If Joby does not elect to purchase the S4-Specific Assets within [***] after the receipt of the Company Transfer Notice, the S4-Specific Assets will be treated the same as all other Company assets for purposes of this Section 9.1. In the event that Joby elects to purchase the S4-Specific Assets, Joby, Toyota and the Company shall meet and discuss in good faith which assets of the Company shall be deemed “S4-Specific Assets,” provided that Joby, acting reasonably, may make the final determination. For the avoidance of doubt, and notwithstanding anything herein to the contrary, in the event that Toyota disputes the determination of which assets of the Company are deemed S4-Specific Assets, the Stockholders shall follow dispute resolution provisions set forth in Section 13.2.
9.2    Transfer of Shares Right of First Refusal.
(a)In the event a Stockholder proposes or agrees to Transfer some or all of its Shares in the Company beneficially owned by such Stockholder or an Affiliate thereof, whether in a single transaction or in a series of related transactions, including any such transaction effected pursuant to or in connection with a Bankruptcy Event of a Stockholder or any Parent Entity thereof or any Material Subsidiaries of such Stockholder upon a Change of Control of a Stockholder, each of the Company and the non-transferring Stockholder shall have the right, but not the obligation, to purchase such Shares beneficially owned by such Stockholder (including any successor thereof) and its Affiliates at a purchase price equal to the price per Share at which such Stockholder is planning to consummate such Transfer (a “Transfer Right of First Refusal”). The Parties agree that this right functions as a limited right of first refusal that is triggered only upon an election by a Stockholder or an Affiliate thereof to Transfer its Shares, is an inseparable part of ownership, and binds all successors, assigns, and representatives. Any Right of First Refusal pursuant to this Section 9.2 is specifically enforceable and survives termination of this Agreement.
(b)As promptly as practicable after the election of a Stockholder to Transfer any of the Shares beneficially owned by such Stockholder (including any successor thereof) and its Affiliates, and in any event no later than [***] prior to any such Transfer, such Stockholder shall furnish to the Company and the non-transferring Stockholder a notice (the “Transfer Notice”) setting forth the date on which such Stockholder and/or its Affiliates intend to Transfer such Shares, the price thereof, the identity of the party or parties that it plans to Transfer such Shares to, the number of Shares and other equity interests such Stockholder intends to Transfer and any other material terms and conditions. Within [***] after the receipt of the Transfer Notice, the non-transferring Stockholder may, but need not, elect to purchase some or all of such

Shares intended to be Transferred, exercisable by delivery of written notice to such Stockholder (or its successor) and/or its Affiliates within those [***].
(c)If the non-transferring Stockholder does not elect to purchase all of the Shares that the transferring Stockholder intends to Transfer, then the non-transferring Stockholder shall give notice to the Company of the non-exercise of its right under this Section 9.2 and the Company may elect to purchase some or all of such Shares that such Stockholder (or any successor thereto) and/or its Affiliates intend to Transfer. In order to so elect, the Company must deliver written notice of its election to such Stockholder (or its successor) within [***] after their receipt of the notice that the non-transferring Stockholder is not exercising its right under this Section 9.2.
(d)If the non-transferring Stockholder or the Company elects to purchase such Shares, the closing of the purchase will take place on the [***] following the end of a period of [***] after the delivery to such Stockholder (or its successor) of the written notice of the election to purchase (which period may be extended by the period of time necessary for Joby, Toyota and/or the Company, as applicable, to obtain any necessary governmental or regulatory approvals in connection therewith), or on such other date as mutually agreed by the Parties.
(e)In the event that neither the Company nor the non-transferring Stockholder elects to purchase such Shares, such Stockholder may transfer such Shares to the transferee named, and on the terms and conditions set forth, in the Transfer Notice. If such Stockholder fails to conclude the Transfer of such Shares within [***] after the date set forth on the Transfer Notice, such Shares will again become subject to all of the restrictions of this Section 9.2.
(f)Notwithstanding anything else set forth herein, any Transfer of Shares shall be subject to the requirements set forth in Section 8.1 herein.
10.    Other Agreements.
10.1    Books and Records of the Company. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with its operation. The books of account and the records of the Company shall be examined by and reported upon as of the end of each fiscal year by an internationally recognized firm of independent certified public accountants registered with the Public Company Accounting Oversight Board that shall be selected by the Board (the “Auditor”). The Company shall permit each Stockholder, at such Stockholder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Stockholder; provided, however, that the Company shall not be obligated to provide access to any information which it reasonably considers to be privileged or a trade secret or similar confidential information.

10.2    Information Rights. The Company shall deliver the following to each of Toyota and Joby for so long as such Party beneficially owns at least 5% of the issued and outstanding Shares:
(a)As soon as practicable, and in any event within fifty (50) days after the end of each fiscal year of the Company (or such earlier date as may be reasonably required by Toyota or Joby in accordance with such Party’s internal policies), a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income, cash flows and stockholders’ equity of the Company and its Subsidiaries for such fiscal year and audited by the Auditor;
(b)As soon as practicable, and in any event within thirty (30) days after the end of each quarterly accounting period in each fiscal year of the Company (or such earlier date as may be reasonably required by Toyota or Joby in accordance with such Party’s internal policies), an unaudited consolidated balance sheet of the Company and its Subsidiaries, as of the end of each such quarterly period, and unaudited consolidated statements of income, cash flows and stockholders’ equity of the Company and its Subsidiaries, for such period, subject to changes resulting from normal year-end audit adjustments;
(c)As soon as practicable, and in any event within three (3) Business Days after the end of each monthly accounting period (or such earlier date as may be reasonably required by Toyota or Joby in accordance with such Party’s internal policies), a monthly close and reporting package; provided, however, that any changes to such monthly close and reporting package within ten (10) Business Days following month end by the Company shall be promptly reported to Toyota and Joby. Among other information as agreed by Toyota and Joby, the reporting package will include an unaudited preliminary consolidated balance sheet of the Company and its Subsidiaries as of the end of each such monthly period and unaudited preliminary consolidated trial balance, statements of income, cash flows and stockholders’ equity for each such monthly period, subject to changes resulting from normal quarter-end review and year-end audit adjustments;
(d)The Company will provide to the Stockholders financial and other information sufficient to permit them to timely comply with their public company or other reporting obligations, including with their SEC, Japanese, stock exchange and accounting obligations, as applicable, and to maintain internal controls sufficient to comply therewith; and
(e)Joby shall promptly, and in no event later than within [***] following receipt of any applicable communication from a Governmental Authority, notify the Company and Toyota in writing of any applicable communication from a Governmental Authority expressing concerns or objections regarding the S4 Series Production at any time during the term of this Agreement.
10.3    Reserved.
10.4    Secondment. The dispatch or secondment of personnel to the Company by the Stockholders or their respective Subsidiaries or Affiliates shall be approved by the CEO in consultation with the Board. Promptly following the entry into this Agreement, Toyota and Joby shall enter into secondment agreements with the Company, as applicable, with respect to employees of each of Toyota and Joby that are dispatched or seconded to the Company on or about the date hereof. On or after the date of this Agreement, the Company shall enter into a secondment agreement with Toyota or Joby, as applicable, with respect to any employees of Toyota or Joby that are dispatched or seconded to the Company, prior to the commencement of any activities on behalf of the Company by such employees.
10.5    Reserved.
10.6    Required Governmental Approvals. The Parties hereto agree to cooperate with one another to take all actions necessary or advisable to obtain any Required Governmental Approvals. To the extent not prohibited by Law, the Parties shall furnish to each other Party information reasonably required to resolve and respond to any Required Governmental Approval sought by the Company. The Stockholders shall jointly pay any costs or expenses required with respect to obtaining any (i) approvals required by the Stockholders under the HSR Act or any other Antitrust Law and (ii) approvals required by the Stockholders related to CFIUS, in each case pro rata according to the Stockholders’ respective ownership of the Common Stock.
10.7    Future Amendment and Agreements.
(a)Notwithstanding anything herein to the contrary, the Parties hereby agree that prior to attaining the First Funding Milestone (as defined in Schedule 4), they shall negotiate in good faith and use best efforts by, among other customary reasonable efforts, devoting the requisite time, attention and resources as is necessary to promptly negotiate and (i) enter into the agreements and amendments set forth in Section 10.10 or on Schedule 6, and (ii) amend and restate this Agreement in its entirety in a form reasonably satisfactory to each of Toyota and Joby (such amended and restated Agreement, the “Amended Stockholders Agreement”), which such Amended Stockholders Agreement shall address, among other things, the matters described on Schedule 6 (collectively, such agreements and amendments in clauses (i) and (ii), the “Future Agreements”). If the Parties are unable to agree on the terms or provisions of the Agreements listed on Schedule 6 and any other agreements related to this Agreement or the Agreements listed on Schedule 6, this Agreement may be terminated by either Party in accordance with Section 11.1. Notwithstanding anything herein to the contrary, the Stockholders shall not be required to make any Mandatory Capital Contributions prior to the effectiveness of each of the Future Agreements.
(b)Each of Toyota and Joby agree that the Additional Closing Condition (as defined in the A&R SPA) set forth in Section 5(j) of the Amended and Restated Stock Purchase Agreement, dated as of May 22, 2025, by and between Joby Aviation, Inc. and Toyota (as may be amended, restated or otherwise modified, the “A&R SPA”), shall not be deemed to have been satisfied until the Future Agreements (other than the Trademark License Agreements) shall have been entered into and become effective.
(c)Notwithstanding anything herein to the contrary, the Parties hereby agree that reasonably promptly following the receipt of the Mandatory Capital Contributions to be contributed to the Company by the Stockholders in connection with the First Funding Milestone, the Company shall be renamed “Joby Toyota Aero Manufacturing Inc.” or such other name permitted by the DGCL as determined by the Board from time to time.
10.8    Confidentiality.
(a)Except as otherwise provided in this Section 10.8, during the term of this Agreement and for a period of [***] after termination of this Agreement, each Stockholder (i) shall, and shall cause its officers, directors (including, without limitation, directors of the Company appointed by such Stockholder), employees, attorneys, accountants, auditors, agents and other representatives (collectively, “Representatives”) to, maintain in strictest confidence any and all information relating to the Company or the other Stockholders that is proprietary to the Company or such other Stockholder, as applicable, or otherwise not available to the general public, irrespective of the form of the information, including, without limitation, information concerning the properties, employees, finances, businesses and operations of the Company or of the other Stockholders and all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a receiving Stockholder or its Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such Stockholder (“Confidential Information”), (ii) shall not disclose, and shall cause its Representatives not to disclose, Confidential Information to any Person other than to the other Stockholders and the Company without the Company’s or such Stockholder’s consent and (iii) shall not use, and shall cause its Representatives not to use, Confidential Information other than in connection with the business of the Company.
(b)The provisions of Section 10.8(a) shall not apply to, and “Confidential Information” shall not include:
(i)any information that a Stockholder (or any Affiliate or Representative thereof) had already obtained lawfully at the time of disclosure;
(ii)any information that is or has become generally available to the public other than as a result of disclosure by a Stockholder (or any Affiliate or Representative thereof) in breach of any of the provisions of this Section 10.8;
(iii)any information made available to a Stockholder (or any Affiliate or Representative thereof) on a non-confidential basis by any third party who is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company, another Stockholder (or any Affiliate or Representative thereof) or any other Person; or
(iv)any information that has been independently developed by a Stockholder (or any Affiliate or Representative thereof); provided, that it is developed entirely from sources other than Confidential Information and otherwise without violating any of the provisions of this Agreement or any other similar agreement to which such Stockholder (or any Affiliate or Representative thereof) is bound.
(c)Notwithstanding anything to the contrary herein:

(i)a Stockholder may disclose Confidential Information to the extent necessary for the purposes contemplated by this Agreement, to its Affiliates and its and their Representatives, or to attorneys, certified public accountants or other advisers with official qualifications engaged in connection with this Agreement; and
(ii)a Stockholder may disclose Confidential Information to the extent such disclosure is required by Law or legal process (including pursuant to any listing agreement with, or the rules or regulations of, any self-regulatory organizations such as a national securities exchange or national quotation systems, including the Japan Securities Dealers Association);
provided, that in each case of clause (i) and (ii), such Stockholder shall take such precautionary measures as may be required to ensure compliance with this Section 10.8 by any of its Affiliates, Representatives and other Persons to whom it may disclose Confidential Information in accordance with this Section 10.8(c).
(d)In the event of any public announcement regarding this Agreement, the disclosing Party shall notify the Company and the other Stockholder of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company and the other Stockholder, when and if available. The Parties acknowledge that (i) Joby Aviation, Inc. may file a copy of this Stockholders Agreement, including any amendments, with the U.S. Securities and Exchange Commission as an exhibit to any current or periodic report or registration statement of Joby Aviation, Inc. and (ii) Toyota may file a copy of this Stockholders Agreement with the U.S. Securities and Exchange Commission as may be required by applicable law, including as an exhibit to its Schedule 13D; provided that each of Joby and Toyota will provide a draft of any such disclosure relating to the Stockholders Agreement as far in advance of such disclosure as practicable and consider in good faith any comments provided by the other Stockholder.
10.9    Waiver of Fiduciary Duties.
(a)This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Stockholders hereto or their respective Affiliates. Further, each Stockholder, to the maximum extent allowed by applicable Law, hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Law, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Stockholders to one another and to the Company are only as expressly set forth in this Agreement. Additionally, each Stockholder acknowledges that the other Stockholders and the Affiliates of such Stockholders own and/or manage other businesses, including businesses that may compete with the Company or the other Stockholders and hereby waives any claims that might otherwise arise from the ownership and/or management of such other businesses (excluding any claims for misappropriation or improper use of Confidential Information).
(b)To the fullest extent permitted by law and the Company’s Certificate of Incorporation, the Company renounces any interest or expectancy in, or being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any (i) director or officer of the Company, or (ii) Stockholder or any partner, member, director, stockholder, employee, Affiliate or agent of any such Stockholder (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director or officer of the Company while such Covered Person is performing services solely in their capacity as such. To the fullest extent permitted by law, Covered Persons shall have no duty to communicate or offer any such opportunity to the Company and shall not be liable to the Company or its Stockholders for breach of any fiduciary duty solely by reason of the fact that such person pursues or acquires any such opportunity for itself, himself or herself, except for opportunities offered to them in their official capacity for the Company.
10.10     Intellectual Property.
(a)The Company will retain ownership of any Intellectual Property developed solely by the Company or for the Company by any third party.
(b)The Company and Toyota will enter into an Intellectual Property Agreement prior to the First Funding Milestone, under which:
(i)the Company will assign to Toyota the Company’s rights in any Jointly Developed Manufacturing IP;
(ii)Toyota will assign to the Company Toyota’s rights in any Jointly Developed Aircraft IP;
(iii)the Company and Toyota will jointly own any Intellectual Property jointly developed by the Company and Toyota that is not Jointly Developed Manufacturing IP or Jointly Developed Aircraft IP, with each Party having an equal and undivided one-half interest in such Intellectual Property and no duty to account to the other or obtain consent for any use, licensing, or assignment or other disposition thereof;
(iv)Toyota will grant the Company a royalty-free, non-exclusive license to use any Jointly Developed Manufacturing IP for manufacture of the S4 Series aircraft and the right to grant Joby the sublicense described in Section 10.10(d)(v) below;
(v)Toyota will grant the Company a royalty-bearing (with a royalty amount to be negotiated and set forth in the Intellectual Property Agreement that will be consistent with royalties paid by Toyota Affiliates and that will not exceed [***] per year, provided that if at any time the scope of use by the Company and/or its direct or indirect sublicensees of the Licensed Toyota Manufacturing IP substantially increases, Toyota and the Company will discuss in good faith an appropriate increase in the royalties, provided that any such increased royalty will not exceed a total of [***] per year), non-exclusive license to use the Licensed Toyota Manufacturing IP for the S4 Series aircraft (including components of such S4 Series aircraft). The Company will use reasonable efforts to maintain a list of all Licensed

Toyota Manufacturing IP known by the Company to have been disclosed to or used by the Company (“Licensed Toyota IP List”), and will make the Licensed Toyota IP List available to Toyota upon request;
(vi)the license described in sub-section (v) above will not be sublicensable except that the Company will have the right to grant a sublicense to Joby and its Affiliates, solely during the term of the Exclusive Manufacturing Supply Agreement, to use any Licensed Toyota Manufacturing IP on the Licensed Toyota IP List that is necessary for further manufacture of those S4 Series aircraft that are manufactured by the Company for Joby under such supply agreement, solely for (1) S4 Series aircraft (including components of S4 Series aircraft) permitted under the supply agreement to be produced by or for (other than by a Toyota competitor) Joby and (2) additional quantities of such S4 Series aircraft components for inclusion in non-S4 Series Joby aircraft. The royalties paid by the Company to Toyota pursuant to Section 10.10(b)(v) above will be calculated to also fully cover Joby’s production of S4 Series aircraft and Joby will not owe Toyota any additional royalties under the sublicense. Joby will pay to the Company a pro rata portion of the royalties owed by the Company in Section 10.10(b)(v) for any activities by Joby. In the event of any proposed increase in the royalties owed by the Company under the sublicense to an amount above [***] per year, Joby must be included in the good faith discussion of such increase in the royalties that relates to Joby’s activities and Joby must consent to any such increase;
(vii)Toyota will agree (A) to provide training for any Toyota Secondees (as defined in Annex A to Schedule 6) regarding appropriate use and safeguarding of Toyota Intellectual Property and (B) that if despite such training any Toyota Secondee, in the course of performance of services to the Company, proposes to the Company inclusion in any S4 Series aircraft produced by the Company of Toyota Intellectual Property other than Licensed Toyota Manufacturing IP and such other Toyota Intellectual Property is then incorporated into any such aircraft as a result of such proposal, then the license described in Section 10.10(b)(v) above, the sublicense rights described in Section 10.10(b)(vi) above, and the sublicense described in Section 10.10(e)(ii) and the license described in Section 10.10(c) below will also apply to such other Toyota Intellectual Property, in each case for the same scope and duration of use as permitted for the Licensed Toyota Manufacturing IP. The Company will promptly notify Toyota in writing regarding the Company’s use of any such other Toyota Intellectual Property and will include such other Toyota Intellectual Property on the Licensed Toyota IP List; and
(viii)the Company will grant Toyota a royalty-free, non-exclusive license to use any Company-owned Intellectual Property and sublicense to use any Jointly Developed Aircraft IP, in each case for Toyota products and services and products produced by or on behalf of Toyota or any of its Affiliates and services performed by or on behalf of Toyota or any of its Affiliates for third parties, with the right to grant sublicenses to its Affiliates, contractors, suppliers, distributors, and customers.
(c)In the event the sublicense to Joby described in Section 10.10(b)(vi) above terminates due to a termination of the Exclusive Manufacturing Supply Agreement, then Toyota and Joby will negotiate in good faith the terms of a license from Toyota to Joby to use the

Licensed Toyota Manufacturing IP previously sublicensed to Joby by the Company and used by Joby and the Company for S4 Series aircraft manufacturing, on terms substantially similar to the terms of such previous sublicense, and with a royalty amount consistent with the royalties paid by the Company to Toyota (including the portion of such royalties paid by Joby to the Company) for the use of such IP; provided, however, that Toyota will have no obligation to negotiate such a license with Joby if the Exclusive Manufacturing Supply Agreement is terminated by the Company due to a change of control of Joby or Joby’s breach, insolvency, or gross negligence or willful misconduct. For a period of up to [***] during any such negotiation between Toyota and Joby regarding the terms of a license from Toyota to Joby of the Licensed Toyota Manufacturing IP previously sublicensed to Joby by the Company, Toyota shall provide to Joby, on an interim basis, a license to the Licensed Toyota Manufacturing IP previously sublicensed to Joby by the Company under the same terms as in such previous sublicense, mutatis mutandis.
(d)The Company and Joby will enter into an Intellectual Property Agreement prior to the First Funding Milestone, under which:
(i)the Company will assign to Joby the Company’s rights in any Jointly Developed Aircraft IP;
(ii)Joby will assign to the Company Joby’s rights in any Jointly Developed Manufacturing IP;
(iii)the Company and Joby will jointly own any Intellectual Property jointly developed by the Company and Joby other than Jointly Developed Manufacturing IP or Jointly Developed Aircraft IP, with each Party having an equal and undivided one-half interest in such Intellectual Property and no duty to account to the other or obtain consent for any use, licensing, or assignment or other disposition thereof;
(iv)Joby will grant the Company a royalty-free, non-exclusive license to use any Jointly Developed Aircraft IP for manufacture of the S4 Series aircraft and the right to grant Toyota the sublicense described in Section 10.10(b)(viii) above; and
(v)the Company will grant Joby a royalty-free, non-exclusive license to use any Company-owned Intellectual Property and sublicense to use any Jointly Developed Manufacturing IP for Joby products and services, with the right to grant sublicenses to its Affiliates, contractors, suppliers, distributors, and customers, and will make the Licensed Toyota IP List available to Joby upon request.
(e)In the Exclusive Manufacturing Supply Agreement to be entered into by Joby and the Company prior to the First Funding Milestone:
(i)Joby will grant the Company a royalty-free, non-exclusive license to use any Joby IP related to the S4 Series aircraft or S4 Series Production (including any such Intellectual Property created or acquired by Joby during the term of the agreement) solely for manufacture of the S4 Series for Joby and provision of services to Joby; and

(ii)the Company will grant Joby a royalty-free sublicense to certain Toyota Licensed Manufacturing IP as described in Section 10.10(b)(vi) above.
10.11    Tax Matters.
(a)The Company shall be treated as a domestic C corporation for U.S. federal income tax purposes and will not take any action that would cause it not to be so treated or that could otherwise cause any Stockholder to own an interest in an entity that is not so treated, in each case without the prior written consent of each Stockholder.
(b)The Company shall be entitled to deduct or withhold from any dividend distribution or other amount otherwise payable to any Stockholder and remit to the applicable Governmental Authority any Taxes that are required to be deducted or withheld by applicable Law with respect to such Stockholder, as reasonably determined by the Board. Any Taxes deducted or withheld from any dividend distribution or other amount otherwise payable to any Stockholder and remitted to the applicable Governmental Authority pursuant to the preceding sentence shall be treated for purposes of this Agreement as having been paid to the applicable Stockholder. The Company will use commercially reasonable efforts to assist the Stockholders in obtaining any available reduced rate of, exemption from, or refund of Taxes pursuant to any applicable Tax treaty or other applicable Law (including by obtaining a valid certificate from the applicable Governmental Authority prescribing a reduced rate of, or exemption from, withholding). Each Stockholder shall timely provide the Company with a properly completed and executed Internal Revenue Service Form W-9 or appropriate Internal Revenue Service Form W-8, as applicable. Upon request from any Stockholder in respect of which the Company has deducted or withheld or paid Taxes in accordance with this Section 10.11(b), the Company shall provide, within ten (10) days of such request, copies of all valid receipts, certificates or other documentation evidencing that such Taxes were remitted to the applicable Governmental Authority.
(c)The Company shall conduct its affairs so as to avoid being treated as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (“USRPHC”). The Company shall notify the Stockholders promptly following any “determination date” (as defined in Treasury Regulations Section 1.897-2(c)(1)) or otherwise within five (5) Business Days of becoming aware that the Company is, or is reasonably likely to be, a USRPHC. Upon the reasonable request from any non-U.S. Stockholder, the Company shall issue a statement to such Stockholder, in form and substance as described in Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c) and signed under penalties of perjury, regarding whether any interest in the Company constitutes a “United States real property interest” within the meaning of Section 897(c)(1) of the Code, together with an executed notice to the Internal Revenue Service described in Treasury Regulations Section 1.897-2(h)(2).
(d)The Company shall provide any information reasonably requested by the Stockholders to enable the Stockholders to comply with their U.S. federal (and applicable state and local) income tax reporting and withholding obligations, including, but not limited to, an estimate or determination (and accompanying certification in accordance with Treasury Regulations Section 1.1441-3(c)(2)(ii)(A)) of the amount of the Company’s current and accumulated earnings and profits in any taxable year where such estimate or determination is relevant to determining the amount (if any) of any distribution or deemed distribution received by the Stockholders from the Company that is properly treated as a dividend for U.S. federal income tax purposes.
(e)The Parties intend that any contribution, assignment, or transfer of Intellectual Property by Joby or Toyota to the Company pursuant to this Agreement or any Related Agreement shall, to the maximum extent permitted by applicable Law, be treated as a contribution of property to the capital of the Company in exchange for stock, and structured to qualify for nonrecognition of gain or loss under Section 351 of the Code. The Parties shall cooperate in good faith to structure and document such transfers consistently with such intended tax treatment.
(f)No license of Intellectual Property granted pursuant to this Agreement or any Related Agreement shall be treated as a sale, exchange, or other disposition of such Intellectual Property for U.S. federal income tax purposes, unless expressly agreed in writing by the applicable Parties with specific reference to the intended tax treatment or otherwise required by a final determination of a taxing authority within the meaning of Section 1313 of the Code.
(g)The Parties agree to file all Tax returns and report all Tax items consistently with the intended tax treatment of Intellectual Property contributions, assignments, and licenses contemplated by Section 10.11(e) and Section 10.11(f), (collectively, the “Intended Tax Treatment”) and other applicable provisions of this Agreement and the Related Agreements, unless otherwise required by a change in Law after the date hereof or a final determination within the meaning of Section 1313 of the Code. The Parties shall cooperate in good faith to provide information and documentation reasonably necessary to support the Intended Tax Treatment.
11.    Termination of Agreement.
11.1    Termination Events. This Agreement shall terminate and have no further force or effect upon the earlier of (each of Sections 11.1(a) through (f), a “Termination Event”):
(a)the mutual written consent of the Stockholders and the Company;
(b)the giving of written notice of termination by either Stockholder upon the failure by the Parties to satisfy (i) the Funding Milestone Closing in respect of the First Funding Milestone by the date that is twelve (12) months after the date of this Agreement (as may be extended by the written consent of the Stockholders and the Company), or (ii) solely in respect of the obligation to consummate the Funding Milestone Closings in respect of the Second Funding Milestone and Third Funding Milestone, if such Funding Milestone Closings shall not have occurred by the date that is thirty (30) months after the date of this Agreement (as may be extended by the written consent of the Stockholders); but in each case, subject to the provisions set forth on Schedule 4 and other than in the event that the applicable Funding Milestone Closing has not occurred by such date as a result of any failure on the part of terminating Party to comply with or perform any covenant or obligation of such Party set forth in this Agreement; provided, that the other Party is not then in breach of this Agreement so as to cause the applicable Milestone Closing not to occur;
(c)the giving of written notice of termination by Toyota, (i) if at any time after Type Certification and/or Production Certification for the S4 have been obtained by Joby, Joby fails to maintain Type Certification and/or Production Certification, (ii) if the FAA does not approve the application to designate the Company an Associate Facility under Joby’s Production Certificate, (iii) if Joby fails to purchase the number of S4 or S4 Series aircraft agreed to by Joby as set forth in the Exclusive Manufacturing Supply Agreement, or as otherwise mutually agreed to by the Parties, or (iv) if Joby enters into any agreement to conduct S4 Series Production with a third party for which the Company and Toyota did not provide prior written consent; provided, however, that Toyota shall not have any termination right (A) in respect of clauses (i) and (ii), if (x) the applicable U.S. regulations have changed such that any FAA Type Inspection Authorization or Type Certification Attainment is not necessary for the S4 to be manufactured and/or used commercially in the United States and (y) Joby purchases the number of S4 or S4 Series aircraft set forth in the Exclusive Manufacturing Supply Agreement or as otherwise mutually agreed to by the Parties, and (B) in respect of clauses (i), (ii) and (iii), if any such failure is caused primarily by Toyota, or any of its Affiliates, and/or the Company (but, in the case of the Company, only to the extent such failure is attributable to an act of Toyota that directly causes such failure to be caused by the Company); and provided further that Toyota shall not have any termination right unless (y) Toyota has delivered written notice to Joby specifying in reasonable detail the nature of such failure, and (z) such failure remains uncured for a period of sixty (60) days following Joby’s receipt of such notice; provided, further, that no such termination right shall arise to the extent such failure remains uncured as a result of a material breach of this Agreement caused by Toyota or any of its Affiliates and/or the Company (but, in the case of the Company, only to the extent such failure is attributable to any act of Toyota that directly causes a material breach of this Agreement by the Company and prevents Joby from curing such failure);
(d)the giving of written notice of termination by Toyota if the Exclusive Manufacturing Supply Agreement is terminated prior to the termination of this Agreement;
(e)the giving of written notice of termination by either Stockholder, following the failure by the Company to produce the S4 or S4 Series aircraft in accordance with the performance and production metrics to be set forth in the Exclusive Manufacturing Supply Agreement or as otherwise mutually agreed to by the Parties; provided, however, that the Parties must have met and conferred in good faith to resolve such failures prior to the termination right being exercised by either Stockholder and that such failure remains uncured by the Company within ninety (90) days of initial delivery of the written notice of termination; and provided, further, that neither Stockholder shall have the right to terminate this Agreement pursuant to this Section 11.1(e) if any such failure is caused primarily by such Stockholder, or any of its Affiliates;
(f)the commencement or occurrence of a Bankruptcy Event with respect to either Stockholder, any Parent Entity thereof or any of their respective Material Subsidiaries,

where, in the case of a Material Subsidiary, such Bankruptcy Event is reasonably expected to impair or prevent the applicable Stockholder from performing its agreements and obligations under this Agreement, pursuant to which the non-affected Stockholder shall have the right, upon written notice to the other Stockholder and the Company, to terminate this Agreement (provided that, notwithstanding any such termination, Section 9 shall survive such termination and may be exercised before or thereafter); and
(g)the giving of written notice of termination by any Party (the “Terminating Party”) to any other Party (the “Breaching Party”) if:
(i)the Breaching Party is in material breach of its representations warranties, covenants or other obligations set forth in this Agreement, and such breach is not cured within the earlier of (A) in the case of a material breach of a payment obligation set forth in this Agreement, thirty (30) days after the giving of written notice of such material breach by the Terminating Party to the Breaching Party, or (B) in the case of a material breach of any other representation, warranty covenant or other obligation set forth in this Agreement, thirty (30) days after the giving of written notice of such material breach by the Terminating Party to the Breaching Party; or
(ii)the Breaching Party enters into an agreement to Transfer or otherwise Transfers shares of Common Stock held by the Breaching Party in violation of the provisions of this Agreement.
1.2Effect of Termination. If this Agreement is terminated pursuant to this Section 11, this Agreement shall be of no further force or effect; provided, however, notwithstanding anything to the contrary herein, the termination of this Agreement shall not relieve any Party from liability arising under this Agreement prior to termination nor preclude any claim for damages or indemnification under this Agreement or under applicable Law. In the event this Agreement is terminated pursuant to Section 11.1(b), (c), (e), or (f), or pursuant to Section 11.1(g) if Joby is the Breaching Party, the Company shall have the right, but not the obligation, to terminate the Exclusive Manufacturing Supply Agreement, subject to any wind-down provisions included therein. Notwithstanding anything else herein to the contrary, if this Agreement is terminated in accordance with its terms, the Company has the right, but not the obligation, to assign its rights and obligations under the Exclusive Manufacturing Supply Agreement to Toyota and/or any of its Affiliates with Joby’s express written consent. The provisions set forth in Section 9, this Section 11 and in Sections 10.8 (Confidentiality), Section 12 (Indemnification) and Section 13 (General Provisions) shall survive the termination of this Agreement.
12.    Indemnification.
12.1    Indemnification for Losses.
(a) Each Stockholder (the “Indemnifying Party”) agrees to indemnify, defend and hold the other Stockholder and its officers, directors, employees, representatives and agents (the “Indemnified Party”) harmless from any and all Losses incurred by the Indemnified Party to the extent relating to, resulting from or arising out of any breach or inaccuracy of any representations and warranties of the Indemnifying Party set forth in this Agreement or any breach or failure of the Indemnifying Party to perform any of its covenants set forth in this Agreement.
(b)The Company agrees to indemnify, defend, and hold harmless the Stockholders, their Affiliates, and their officers, directors, employees, representatives and agents from any and all Third-Party Claims relating to, resulting from or arising out of any actual or alleged defects in the Company’s workmanship on any S4 Series Aircraft or any other aircraft or other product produced, manufactured or assembled by the Company. For the purposes of the application of Section 12.3 to this Section 12.1(b), each of the Stockholders shall be an Indemnified Party and the Company shall be the Indemnifying Party.
12.2    Limitations. Payments by an Indemnifying Party in respect of any Loss or any Claims, as applicable, shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party from any third parties in respect of any such claim, net of any costs of recovery and increases in premiums. Losses and Claims shall be determined without duplication of any other Loss or Claims, as applicable for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement. The Indemnified Party shall not be entitled to recover more than once for the same Loss or Claim.
12.3    Procedures.
(a)Any claim by an Indemnified Party on account of a Loss or any Claim which does not result from a Third-Party Claim shall be asserted by the Indemnified Party by delivering written notice with respect to such claim to the Indemnifying Party promptly upon such Indemnifying Party becoming aware of such Loss or Claim, as applicable, and in any event within [***] of becoming aware of such Loss or Claim; provided a failure to provide timely notice will not relieve the Indemnifying Party of any obligation under this Agreement except to the extent the Indemnifying Party forfeits rights or defenses that materially prejudice the Indemnifying Party as a result of such delay or other deficiency.
(b)If an Indemnified Party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against an Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party shall promptly deliver written notice with respect to such Third-Party Claim to the Indemnifying Party; provided a failure to provide prompt notice will not relieve the Indemnifying Party of any obligation under this Agreement except to the extent the Indemnifying Party forfeits rights or defenses that materially prejudice the Indemnifying Party as a result of such delay or other deficiency. Such notice shall describe the Third-Party Claim in reasonable detail, and where reasonably practicable, shall include copies of all letters, claims, complaints, filings, documents and material correspondence received by the Indemnified Party or its Representatives with respect thereto.

(c)The Indemnifying Party shall assume control of the defense of the Third-Party Claim and shall compromise or defend such Third-Party Claim and seek indemnification for any and all Losses that they may incur arising out of, relating to or resulting from such Third-Party Claim. The Indemnifying Party shall keep the Indemnified Party reasonably informed concerning the status of any such Third-Party Claim and any related proceedings and all stages thereof. The Indemnified Party shall cooperate in good faith with the Indemnifying Party in all reasonable respects in connection with the defense of any Third-Party Claim, including making available and retaining records relevant or relating to such Third-Party Claim as may be reasonably necessary for the preparation of the defense for, and the defense of, such Third-Party Claim. The Indemnifying Party shall not agree to any settlement of such Third-Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, if a Third-Party Claim (A) seeks relief other than the payment of monetary damages or could result in the imposition of an order that would restrict in any respect any present or future activity or conduct of any Indemnified Party, or (B) seeks a finding or admission of a violation of Law (including any Third-Party Claim seeking to impose criminal fines, penalties or sanctions) or of any order or of a violation of the rights of any Person by any Indemnified Party, then, in each such case, the Indemnified Party shall be entitled to solely direct the defense of any such Third-Party Claim and the reasonable costs incurred in connection with such defense shall constitute indemnifiable Losses hereunder.
(d)The Indemnified Party shall have the right, but not the obligation, to participate in any Third-Party Claim using the Indemnified Party’s own counsel (at the Indemnified Party’s cost and expense, except as set forth in Section 12.3(c)), and the Indemnifying Party shall cooperate in good faith with the Indemnified Party in respect of such participation.
13.    General Provisions.
13.1    Governing Law; Submission to Jurisdiction. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to principles of conflicts of law. Subject to Section 13.2, the Parties expressly consent to the exercise of personal jurisdiction by and to venue in the Court of Chancery of the State of Delaware, the courts of the United States of America for the District of Delaware and appellate courts thereof for any lawsuit arising from or related to this Agreement.
13.2    Dispute Resolution.
(a)Unless otherwise expressly provided in this Agreement and except for any claims for equitable relief, all Disputes for which the Parties cannot reach a decision will be subject to this Section 13.2. Each Party may initiate the dispute resolution procedure of this Section 13.2 by giving the other Parties hereto written notice in accordance with Section 13.12 of any dispute (“Notice of Dispute”).

(b)Within [***] of a Notice of Dispute provided to a Party in accordance with Section 13.12, senior executives of each Party will meet in person, or by teleconference, at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. If the Dispute is not resolved within [***] following the Notice of Dispute (as such date may be extended by mutual consent of the Stockholders), the Parties will submit the Dispute to mediation before a mutually agreed mediator from Judicial Arbitration and Mediation Services (“JAMS”) or its successor, to be scheduled within [***]. All negotiations pursuant to this Section 13.2(b) are confidential and are deemed compromise and settlement negotiations for the purposes of applicable rules of evidence. Each Party will bear its own costs with respect to any mediation, and the other costs of the mediation will be shared equally between the Stockholders.
(c)In the event the Parties are unable to resolve any dispute by negotiations or mediation as set forth in Section 13.2(b), the Parties will submit the Dispute to binding arbitration before a mutually agreed arbitrator from JAMS or its successor. If the Parties cannot agree on an arbitrator within [***] after the commencement of the arbitration, each Party will select an arbitrator, who is not employed by or a consultant to any Party, and the selected arbitrators will select an additional arbitrator, who is not employed by or a consultant to any Party. Any arbitrator chosen hereunder will have reasonable education and training relevant to the Dispute. The arbitration will be held in accordance with the JAMS Comprehensive Arbitration Rules and Procedures. The location of the arbitration will be San Francisco, California. The language of the arbitration shall be English. The decision of the arbitrator will be binding on the Parties and will be final and nonappealable. Any decision by the arbitrator(s) will not be interpreted as an admission against interest of any Party and will not be admissible as evidence in any subsequent court action with a third party. The prevailing Party in any arbitration will be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, with respect to the matters submitted to the arbitration once the arbitrator reaches a decision.
(d)Unless otherwise provided elsewhere in this Agreement, no Party may institute any court proceedings concerning any Dispute. The dispute resolution procedure of this Section 13.2 is the sole remedy, unless otherwise provided elsewhere in this Agreement, for resolving Disputes. Notwithstanding the foregoing, the Parties may initiate court proceedings in a court of competent jurisdiction (i) to enforce any arbitration award between the Parties or (ii) for claims for equitable relief. The Party seeking enforcement of an arbitration award will be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the Party against whom enforcement is ordered.
13.3    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
13.4    Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, the courts of the United States of America for the District of Delaware and appellate courts thereof, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall constitute or be deemed to constitute consent by any Party to jurisdiction before any bankruptcy court in the District of Delaware or otherwise or to the entry of any final order by such bankruptcy court.
13.5    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Without limiting the foregoing, any obligation of the Stockholders to make capital contributions to the Company under this Agreement is an agreement only between the Stockholders and the Company, and no other Person or entity shall have any rights to enforce such obligations.
13.6    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof and all such prior and contemporaneous agreements shall be null and void. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to reduce or alter any of the rights or obligations of, or restrictions on, Toyota, Joby or their respective Affiliates, as set forth in that Second Amended and Restated Collaboration Agreement dated as of May 22, 2025, by and between Toyota and Joby, as such agreement may be amended, restated or otherwise modified.
13.7    Amendments and Waivers.
(a)Any term of this Agreement may be amended only with the written consent of the Parties and as set forth elsewhere in this Agreement. Any amendment effected in accordance with this Section 13.7 shall be binding upon the Company and the Stockholders and each of their respective successors and assigns.
(b)The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by a Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law: (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and no course of dealing between the Parties, a Party and any Affiliate of the other Parties, or their Affiliates, in any case operates as a waiver of such right or remedy; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
13.8    Inconsistency. In the event of any inconsistency between this Agreement and other agreements entered into by the Parties (or any of them) after the execution of this Agreement, such other agreements shall prevail solely to the extent of such inconsistency.
13.9    Good Faith Consultation. Any matter relating to the ownership of the Common Stock of the Company not expressly provided for in this Agreement shall be determined upon good faith consultation between the Parties in accordance with the purposes of this Agreement.
13.10     Assignment; Successors and Assigns. Except as incident to a Transfer permitted under this Agreement, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. This Agreement, and the rights and obligations of the Parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.
13.11    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses.
13.12    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder will be in writing and will be deemed to have been given in accordance with this Section 13.12:
If to Toyota:
Toyota Motor Corporation
4-7-1 Meieki, Nakamura-ku, Nagoya
Aichi 450-8171
Japan
Attention: Masamichi Kuwajima and Takeshi Ishii
With copies to:
Toyota Motor North America, Inc.
6565 Headquarters Drive
W1-5B
Plano, Texas 75024
Attention: General Counsel

And

Orrick, Herrington & Sutcliffe LLP
2100 Pennsylvania Avenue NW
Washington, D.C. 20037
Email:
Attention: Colleen McDuffie

If to Joby:
Joby Aero, Inc.
333 Encinal Street
Santa Cruz, CA 95060
Email:
Attention: General Counsel
And
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Email:
Attention: Ross McAloon

If to the Company:
Joby Toyota Aero Manufacturing Preparation Company
333 Encinal Street
Santa Cruz, CA 95060
Attention: Chief Executive Officer

Notices sent in accordance with this Section 13.12 will be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.
13.13    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, the Parties agree to renegotiate such provision in good faith. In the event that the Stockholders cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.
13.14    No Presumption Against Drafting Party. This Agreement is the result of negotiations between and has been reviewed by each of the Parties and their respective counsel,

if any; accordingly, this Agreement shall be deemed to be the product of all of the Parties, and no ambiguity shall be construed in favor of or against any one of the Parties.
13.15    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date first written above.

JOBY TOYOTA AERO MANUFACTURING PREPARATION COMPANY

By:     /s/ Yosuke Tsuruta
    Name: Yosuke Tsuruta
    Title: Chief Executive Officer

TOYOTA MOTOR CORPORATION

By:     /s/ Shigeki Tomoyama
    Name: Shigeki Tomoyama
    Title: Executive Fellow
     CEO, Japan Business Group

JOBY AERO, INC.

By:     /s/ JoeBen Bevirt
    Name: JoeBen Bevirt
    Title: Chief Executive Officer

Exhibit A
Certificate of Incorporation

Exhibit B
Bylaws

Exhibit C
Form of Common Stock Purchase Agreement

Exhibit D
Form of Subscription Agreement

Exhibit E
Form of Board Resolutions Appointing Initial Officers

Schedule 1
Business Plan

Schedule 2
Initial Interests and Capital Contributions of Stockholders

Purchaser	Shares	Capital Contributions	% of Equity Interests in the Company
Toyota Motor Corporation	1,020,000	$1,020,000	51%
Joby Aero, Inc.	980,000	$980,000	49%

Schedule 3
Principal Place of Business and Production Locations
Principal Place of Business:
[***]Production Facilities:
[***]
[***]
[***]
[***]

Schedule 4
Funding Milestones and Contributions
1.Upon the attainment of the following Funding Milestone (the “First Funding Milestone”), Toyota and Joby will each make Mandatory Capital Contributions to the Company in an amount of up to 45% of the total Mandatory Capital Contributions with such total Mandatory Capital Contribution amounts to be determined in good faith by Toyota and Joby:
•Toyota and Joby will have negotiated in good faith and agreed to the amount of Mandatory Capital Contributions to be made by each Stockholder at each Funding Milestone;
•the entry into the Future Agreements; and
•Critical Design Review Completion (as defined below).
For purposes of this Schedule 4, “Critical Design Review Completion” means a formal, multi-disciplined technical review conducted by Joby (with FAA participation as appropriate) to confirm that the detailed design of the S4 is mature, complete, and satisfies all performance, airworthiness, and certification requirements, thereby supporting progression to full-scale fabrication, assembly, integration, and testing, as described in FAA Order 8110.4C (Type Certification) and related certification plans.
2.Upon the attainment of the following Funding Milestone (the “Second Funding Milestone”), Toyota and Joby will each make Mandatory Capital Contributions to the Company in an amount up to 40% of the total Mandatory Capital Contributions with such total Mandatory Capital Contribution amounts to be determined in good faith by Toyota and Joby:
•FAA Type Inspection Authorization (as defined below).
For purposes of this Schedule 4, “FAA Type Inspection Authorization” means the formal authorization issued by the FAA, typically on FAA Form 8110-1, that authorizes Joby to conduct specific conformity inspections, ground tests, and flight tests under FAA observation as part of the type certification process, in accordance with FAA Order 8110.4C (Type Certification) and related guidance.
3.Upon the attainment of the following Funding Milestone (the “Third Funding Milestone”), Toyota and Joby will each make Mandatory Capital Contributions to the Company the remainder of the total Mandatory Capital Contributions with such total Mandatory Capital Contribution amounts to be determined in good faith by Toyota and Joby:
•Type Certification Attainment (as defined below).
For the purposes of this Schedule 4, “Type Certification Attainment” means the issuance of a Type Certificate by the FAA to Joby pursuant to 14 CFR Part 21, which, in accordance with 14

CFR § 21.41, is considered to include the type design (as defined in 14 CFR § 21.31), the operating limitations, the certificate data sheet, the applicable regulations with which the FAA records compliance, and any other conditions or limitations prescribed for the product.

Schedule 5
Initial Officers and Directors of the Company
Initial Directors
Initial Toyota Designees
[***]
[***]
[***]
Initial Joby Designee
[***]
[***]
Initial Officers
1.Chief Executive Officer and President – [***] (To be appointed by Toyota)
2.Chief Operating Officer – [***] (To be appointed by Joby)
3.Chief Quality Officer – [***] (To be appointed by Joby)
4.Chief Financial and Accounting Officer – [***] (To be appointed by Toyota)
5.Chief Production Officer – [***] (To be appointed by Toyota)
6.Corporate Secretary – [***] (To be appointed by Toyota)

Schedule 6
Future Matters to be Addressed
Future Agreements to be Entered Into

1.Business Plan, which will include business/financial model
2.Exclusive Manufacturing Supply Agreement, including without limitation, the provisions in Annex A related to the Exclusive Manufacturing Supply Agreement and the Exclusivity Terms (as defined below).
3.Secondment Agreements
4.The Commercial Agreements set forth on Annex A to this Schedule 6, excluding the Trademark Licensing Agreements

The Parties Shall Discuss and Negotiate the Following in Good Faith with Respect to the Amended Stockholders Agreement:

1.Amendment to Schedule 4, including to reflect the amounts to be funded by each Stockholder in connection with the satisfaction of the Funding Milestones
2.Tag Along Rights
3.Drag Along Rights
4.Put/Call Rights
5.Any other Exit Rights
6.Rights upon Dissolution
7.Registration Rights
8.Representations and Warranties related to any assets contributed by the Stockholders to the Company
Exclusivity Provisions
The Amended Stockholders Agreement and the Exclusive Manufacturing Supply Agreement will incorporate exclusivity terms to be negotiated in good faith by the Parties (the “Exclusivity Terms”). Without limiting the foregoing and notwithstanding anything herein to the contrary, to the extent that the Exclusivity Terms are not included and agreed to in the Exclusive

Manufacturing Supply Agreement, Joby shall not receive any license or sublicense to Licensed Toyota Manufacturing IP.

Annex A

Commercial Agreements to be Entered Into Prior to the First Funding Milestone

Agreement	Parties	Scope
1.Exclusive Manufacturing Supply Agreement	Joby and the Company
1.Joby grants the Company exclusive rights to perform S4 Series Production in accordance with the Exclusivity Terms.
2.The agreement will include customary termination rights for each party, as well as termination rights in accordance with this Agreement.
3.Agreement will include the Intellectual Property terms set forth in Section 10.10(e) of this Agreement.
4.Joby to obtain and maintain all necessary FAA Type Certificates (subject to any issues with the foregoing caused by the Company). Parties will align on and specify in the agreement their respective rights and responsibilities with respect to FAA Production Certificate(s).
5.Joby (as Type Certificate holder) will retain exclusive design approval authority.
6.Joby and the Company will establish a steering committee or other mutually agreed process to consider in good faith the manufacturability and cost/quality improvements recommended by the Company. For clarity, no such recommendation shall be effective or implemented by the Company without the prior written consent of Joby.
7.Agreement will include customary indemnities, as well as products and marketing liability indemnities by Joby for the benefit of Toyota and its Affiliates as third party beneficiaries and manufacturing liability indemnities by the Company for the benefit of each of Toyota and Joby and their respective Affiliates as third party beneficiaries. Joby will indemnify Toyota and its Affiliates as third party beneficiaries for any products and marketing liability liabilities and any manufacturing liabilities with respect to any S4 Series produced outside the scope of the Exclusive Manufacturing Supply Agreement.

2.Intellectual Property Agreements	Toyota, Joby, and the Company (as applicable to each agreement)	The Intellectual Property Agreements will reflect the terms set forth in Section 10.10 of this Agreement.
3.Trademark License Agreement	Toyota and the Company	Toyota grants the Company a non-exclusive, royalty-free license to use the TOYOTA mark as part of the Company’s trade name, subject to certain conditions to be set forth in the Trademark License Agreement.
4.Trademark License Agreement	Joby and the Company
Joby grants the Company a non-exclusive, royalty-free license to use the JOBY mark as part of the Company’s trade name, while Joby continues to own [***] or more of the outstanding shares of Common Stock in the Company, and, subject to Joby’s discretion below [***].

5.Shared Services Agreement	Joby and the Company	Joby to provide certain ongoing operational services to the Company
6.Shared Services Agreement	Toyota and the Company	Toyota to provide certain ongoing operational services to the Company
7.Secondment Agreement	Joby and the Company	•Joby to second [***] to the Company on a [***] basis. •Secondment fees to be paid by the Company will equal [***].

8.Secondment Agreement	Toyota and the Company
•Toyota to second [***] to the Company.
•Secondment fees to be paid by the Company will equal [***].
If Toyota seconds any manufacturing or quality personnel to the Company, the Company’s accountable manager will retain direct authority over them; the accountable manager may delegate functions but must confirm all quality manual procedures are in place.

The Parties acknowledge and agree that any Toyota personnel that may be seconded to the Company by Toyota (“Toyota Secondees”) are not intended to be utilized by the Company for aircraft design activities, and the Company agrees not to request or direct that any Toyota Secondees perform any such activities.

9.Lease Agreement(s)	Joby and the Company	Joby to lease space at Marina facilities to the Company.